Exhibit 2.1
***	indicates material that has been omitted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission. A complete copy of this agreement, including the redacted portions so indicated, has been filed separately with the Securities and Exchange Commission.
Execution Version
Purchase and Sale Agreement
by and among
Quest Eastern Resource LLC
and
PostRock MidContinent Production, LLC
as Sellers,
and
Triad Hunter, LLC
as Purchaser,
and, for the limited purposes set forth herein,
Magnum Hunter Resources Corporation
Dated as of December 24, 2010

i

EXHIBITS:

Exhibit A-1	PMP Wetzel Leaseholds, Wetzel Wells & Equipment
Exhibit A-2	PMP Lewis Leaseholds, Lewis Wells & Equipment
Exhibit B-1	QER Wetzel Mineral Interests
Exhibit B-2	QER Lewis Mineral Interests
Exhibit C-1	QER Wetzel Wells & Equipment
Exhibit C-2	QER Lewis Wells & Equipment
Exhibit D-1	QER Wetzel Fee and Surface Interests
Exhibit D-2	QER Lewis Fee and Surface Interests
Exhibit E-1	QER Wetzel Contracts
Exhibit E-2	QER Lewis Contracts
Exhibit F-1	PMP Wetzel Contracts
Exhibit F-2	PMP Lewis Contracts
Exhibit G-1	QER Wetzel Royalty Accounts
Exhibit G-2	QER Lewis Royalty Accounts
Exhibit H	Form of PMP Escrow Agreement
Exhibit I	Form of QER Escrow Agreement
Exhibit J	Form of QER Conveyance
Exhibit K	Form of PMP Conveyance
SCHEDULES:

Schedule 1.2	Excluded Assets
Schedule 2.5	Bank Account Information
Schedule 3.4	Allocated Values
Schedule 4.5	QER — Litigation
Schedule 4.6	QER — Tax Disclosures
Schedule 4.7	QER — Environmental Disclosures
Schedule 4.9	QER — Certain Contracts
Schedule 4.10	QER — Consents and Preferential Rights
Schedule 4.12	QER — Equipment and Personal Property
Schedule 4.13	QER — Insurance
Schedule 4.14	QER — Payments for Production
Schedule 4.16	QER — Payout Balances
Schedule 4.17	QER — Plugging and Abandonment
Schedule 4.19	QER — Bonds
Schedule 4.20	QER — Capital Commitments
Schedule 4.22	QER — Imbalances
Schedule 4.26	QER — Suspense Amounts
Schedule 5.5	PMP — Litigation
Schedule 5.6	PMP — Tax Disclosures
Schedule 5.7	PMP — Environmental Disclosures
Schedule 5.9	PMP — Certain Contracts
Schedule 5.10	PMP — Consents and Preferential Rights
Schedule 5.12	PMP — Equipment and Personal Property
Schedule 5.13	PMP — Insurance

v

Schedule 5.14	PMP — Payments for Production
Schedule 5.16	PMP — Payout Balances
Schedule 5.17	PMP — Plugging and Abandonment
Schedule 5.19	PMP — Bonds
Schedule 5.20	PMP — Capital Commitments
Schedule 5.22	PMP — Imbalances
Schedule 5.26	PMP — Suspense Amounts
Schedule 6.8	MHR — Capitalization
Schedule 6.12	MHR — Absence of Certain Changes
Schedule 7.3(a)	Operation of the Business
Schedule 7.8	***
Schedule 7.9(e)	Guarantees to be Replaced
Schedule 8.2(h)	Specified Consents

vi

Index of Defined Terms

Defined Term
Affiliate Aggregate PMP Indemnity Deductible Aggregate QER Indemnity Deductible Aggregate Title Deductible Agreement Allocated Value; Allocated Values Arbitration Decision Assets Assumed Obligations	Section 1.1(a) Section 1.1(b) Section 1.1(c) Section 1.1(d) Preamble Section 3.4 Section 3.5(j)(v) Section 1.1(e) Section 12.1
***	Section 1.1(f)
Business Day
Claim
Claim Notice
Closing
Closing Date
Code
Common Stock
Confidentiality Agreement
Cure Period
Damages
Defensible Title
Disputed Defect
Disputed Title Matters
Due Diligence Information
Effective Time
Environmental Laws
Escrow Agent
Exchange
Exchange Act
Excluded Assets
Excluded Records
Execution Date
Final Disputed Title Matters
First Closing
First Closing Date
Fundamental and Tax Representations
GAAP
Gas
Governmental Authority
Hydrocarbons
Imbalance
Income Tax
Indemnified Person
Indemnifying Person	Section 1.1(g)
Section 12.4(b)
Section 12.4(b)
Section 1.1(i)
Section 1.1(j)
Section 1.1(h)
Section 2.2
Section 7.1
Section 3.5(c)
Section 12.3(e)
Section 3.2(a)
Section 3.5(c)
Section 3.5(j)
Section 6.13(b)
Section 1.1(k)
Section 1.1(l)
Section 1.1(m)
Section 7.8(b)
Section 1.1(n)
Section 1.2
Section 1.1(o)
Preamble
Section 3.5(j)(ii)
Section 9.1
Section 9.1
Section 1.1(p)
Section 1.1(q)
Section 1.1(r)
Section 1.1(s)
Section 1.1(u)
Section 1.1(v)
Section 1.1(w)
Section 12.4(a)
Section 12.4(a)

Individual Title Threshold
Initial Termination Date
Laws
Lewis Assets
Lewis Data
Lewis Stock Consideration
Liability
Material Adverse Effect
MHR Due Diligence Information
MHR Financial Statements
MHR SEC Reports
Net Revenue Interest
NORM
Oil
Party; Parties
Permits
Permitted Encumbrances
Person
PMP
PMP Appalachian Assets
PMP Contracts
PMP Conveyances
PMP Deed of Trust
PMP Escrow Account
PMP Escrow Account Balance
PMP Escrow Agreement
PMP Escrow Amount
PMP First Closing Escrow Amount
PMP First Closing Payment
PMP Leaseholds
PMP Lewis Assets
PMP Lewis Contracts
PMP Lewis Equipment
PMP Lewis Leaseholds
PMP Lewis Substances
PMP Lewis Wells
PMP Lewis Wells & Equipment
PMP Second Closing Escrow Amount
PMP Second Closing Payment
PMP Wells
PMP Wells & Equipment
PMP Wetzel Assets
PMP Wetzel Contracts
PMP Wetzel Equipment
PMP Wetzel Leaseholds
PMP Wetzel Substances
PMP Wetzel Wells	Section 3.5(k)(i)
Section 11.1(b)
Section 1.1(x)
Section 1.1(y)
Section 1.1(nn)(v)
Section 2.2
Section 1.1(z)
Section 1.1(aa)
Section 4.28(b)
Section 6.11
Section 1.1(bb)
Section 3.2(a)(i)
Section 13.17
Section 1.1(cc)
Preamble
Section 1.1(dd)
Section 3.3
Section 1.1(ee)
Preamble
Section 1.1(ff)
Section 1.1(gg)
Section 9.3(a)
Section 1.1(hh)
Section 1.1(ii)
Section 1.1(jj)
Section 1.1(kk)
Section 2.4(d)
Section 2.4(d)(i)
Section 2.4(a)(ii)
Section 1.1(hh)
Section 1.1(nn)
Section 1.1(nn)(vi)
Section 1.1(nn)(ii)
Section 1.1(nn)(i)
Section 1.1(nn)(iii)
Section 1.1(nn)(i)
Section 1.1(nn)(ii)
Section 2.4(c)(ii)
Section 2.4(b)(ii)
Section 1.1(oo)
Section 1.1(pp)
Section 1.1(qq)
Section 1.1(qq)(vi)
Section 1.1(qq)(ii)
Section 1.1(qq)(i)
Section 1.1(qq)(iii)
Section 1.1(qq)(i)

PMP Wetzel Wells & Equipment
Purchaser Indemnified Person
Purchaser Material Adverse Effect
Property Costs
Purchase Price Allocation
Purchaser
QER
QER Assets
QER Contracts
QER Conveyances
QER Deed of Trust
QER Escrow Account
QER Escrow Account Balance
QER Escrow Agreement
QER Escrow Amount
QER First Closing Escrow Amount
QER Second Closing Escrow Amount
QER First Closing Payment
QER Lewis Assets
QER Lewis Contracts
QER Lewis Mineral Interests
QER Lewis Royalty Accounts
QER Lewis Wells & Equipment
QER Mineral Interests
QER Second Closing Payment
QER Wells & Equipment
QER Wetzel Assets
QER Wetzel Contracts
QER Wetzel Mineral Interests
QER Wetzel Royalty Accounts
QER Wetzel Wells & Equipment
Release
Remedy Deadline
Remedy Notice
Retained Seller Liabilities
Second Closing
Second Closing Date
Securities Act
Seller; Sellers
Seller Indemnified Persons
Stock Consideration
Tax
Tax Return
Title Arbitration Notice
Title Arbitration Panel
Title Benefit
Title Benefit Amount	Section 1.1(qq)(ii)
Section 12.3(b)
Section 1.1(rr)
Section 1.1(kk)
Section 2.3
Preamble
Preamble
Section 1.1(ss)
Section 1.1(tt)
Section 9.2(a)
Section 1.1(uu)
Section 1.1(vv)
Section 1.1(ww)
Section 1.1(xx)
Section 2.4(c)
Section 2.4(c)(i)
Section 2.4(c)(ii)
Section 2.4(a)(i)
Section 1.1(yy)
Section 1.1(yy)(ii)
Section 1.1(yy)(i)
Section 1.1(yy)(vi)
Section 1.1(yy)(iii)
Section 1.1(zz)
Section 2.4(b)(i)
Section 1.1(aaa)
Section 1.1(zz)
Section 1.1(ccc)(ii)
Section 1.1(ccc)(i)
Section 1.1(ccc)(vi)
Section 1.1(ccc)(iii)
Section 1.1(ddd)
Section 3.5(c)
Section 3.5(c)
Section 1.1(eee)
Section 9.5
Section 9.5
Section 1.1(fff)
Preamble
Section 12.3(a)
Section 1.1(ggg)
Section 1.1(hhh)
Section 1.1(iii)
Section 3.5(j)(ii)
Section 3.5(j)(iii)
Section 3.2(b)
Section 3.5(f)

Title Claim Date
Title Defect
Title Defect Amount
Title Defect Notice
Title Defect Property
Transfer Taxes
Unadjusted Cash Consideration
Unadjusted Lewis Cash Consideration
Unadjusted Lewis Purchase Price
Unadjusted Wetzel Cash Consideration
Unadjusted Wetzel Purchase Price
Wetzel Assets
Wetzel Data
Wetzel Stock Consideration	Section 3.5(a)
Section 3.2(b)
Section 3.5(d)(i)
Section 3.5(a)
Section 3.5(a)
Section 1.1(jjj)
Section 1.1(kkk)
Section 2.2
Section 2.2
Section 2.2
Section 2.2
Section 1.1(lll)
Section 1.1(qq)(v)
Section 2.2

PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (this “Agreement”), is dated as of December 24, 2010 (the “Execution Date”), by and among Quest Eastern Resource LLC, a Delaware limited liability company (“QER”), and PostRock MidContinent Production, LLC, a Delaware limited liability company (“PMP”), Triad Hunter, LLC, a Delaware limited liability company (“Purchaser”), and, solely for the purposes of Section 2.4, Section 7.6, Section 9.4, Section 9.8 and the representations and warranties made by it in Article 6, Magnum Hunter Resources Corporation, a Delaware corporation (“MHR”) and the sole member of Purchaser. QER and PMP are referred to collectively herein as the “Sellers” and individually as a “Seller.” Sellers, on the one hand, and Purchaser and MHR, on the other hand, are referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms used herein shall have the respective meanings set forth in the Sections referenced in the preceding index of defined terms.
RECITALS
     A. WHEREAS, QER owns, among other properties, those certain interests in oil and gas properties, rights and related interests and assets located in various fields situated in the State of West Virginia that are defined below and referred to herein as the “QER Assets”;
     B. WHEREAS, PMP owns those certain wells, wellbores, properties and interests located in various fields situated in the State of West Virginia that are defined below and referred to herein as the “PMP Appalachian Assets”;
     C. WHEREAS, at the First Closing, Purchaser desires to purchase the QER Assets located in Wetzel County, West Virginia from QER and the PMP Appalachian Assets located in Wetzel County, West Virginia from PMP as provided in this Agreement; and
     D. WHEREAS, at the Second Closing, Purchaser desires to purchase the QER Assets located in Lewis and Braxton Counties, West Virginia from QER and the PMP Appalachian Assets located in Lewis and Braxton Counties, West Virginia from PMP as provided in this Agreement;
     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Certain Definitions. As used herein:
          (a) “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context (including, with its correlative meaning, “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
          (b) “Aggregate PMP Indemnity Deductible” means, as applicable, an amount equal to $27,000 if the Second Closing does not occur or an amount equal to $30,000 if the Second Closing occurs.
          (c) “Aggregate QER Indemnity Deductible” means , as applicable, an amount equal to $253,000 if the Second Closing does not occur or an amount equal to $367,500 if the Second Closing occurs.
          (d) “Aggregate Title Deductible” means, as applicable, (i) with respect to the QER Assets, an amount equal to $112,500 if the Second Closing does not occur or an amount equal to $163,000 if the Second Closing occurs, or (ii) with respect to the PMP Appalachian Assets, an amount equal to $12,000 if the Second Closing does not occur or an amount equal to $13,500 if the Second Closing occurs.
          (e) “Assets” means the QER Assets and the PMP Appalachian Assets.
          (f) ***
          (g) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Oklahoma City, Oklahoma.
          (h) “Code” means the United States Internal Revenue Code of 1986, as amended.
          (i) “Closing” means the First Closing or the Second Closing, as applicable.
          (j) “Closing Date” means the First Closing Date or the Second Closing Date, as applicable.
          (k) “Effective Time” means 12:00 A.M. Eastern time on November 1, 2010.
          (l) “Environmental Laws” means, as the same have been amended as of the Execution Date, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and all similar Laws as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment and all rules or regulations implementing the foregoing; applicable federal, state, provincial or local Laws, statutes, ordinances, or codes relating to the protection of the environment, the Release, discharge or disposal of any Hazardous Materials, the environmental condition of property transferred, natural resource damages, pipeline closure, water use in connection with hydraulic fracturing or, to the extent related to the use of or exposure to Hazardous Materials, health or safety.
          (m) “Escrow Agent” means JPMorgan Chase Bank, N.A.
          (n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (o) “Excluded Records” means
          (i) all legal records and legal files of Sellers related to the QER Assets or the PMP Appalachian Assets, including all work product of and attorney-client communications with Sellers’ legal counsel, to the extent relating to the Excluded Assets or Retained Seller Liabilities; provided that, as to such items related to the Retained Seller Liabilities, Sellers shall allow Purchaser to copy Sellers’ records which pertain, in the normal course, to the use, operation and ownership of the Assets to the extent such records are not confidential, proprietary or subject to attorney-client or other applicable privilege;
          (ii) data and records relating to the sale of any Assets, including the identity of third-Person bidders, the confidentiality agreements relating to other bids, and the bids received from and records of negotiations with third Persons;
          (iii) any data, information, maps and records to the extent relating to or described in the Excluded Assets; and
          (iv) those original data, information, software and records retained by Sellers pursuant to Section 13.4.
          (p) “Fundamental and Tax Representations” means, with respect to QER, the representations and warranties of QER contained in Section 4.1 through Section 4.4 and Section 4.6 and, with respect to PMP, the representations and warranties of PMP contained in Section 5.1 through Section 5.4 and Section 5.6.
          (q) “GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.
          (r) “Gas” means all gas, whether Hydrocarbon or non-Hydrocarbon or any combination or mixture thereof, including hydrogen, sulfide, helium, carbon dioxide, nitrogen, hydrogen, casinghead gas and other Hydrocarbons other than Oil.
          (s) “Governmental Authority” means any national, state or local government or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

          (t) “Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; (iv) Hydrocarbons, petroleum or petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.
          (u) “Hydrocarbons” means oil, gas, coalbed methane, coalseam gas, coalbed gas, methane gas, gob gas, occulated gas and other naturally occurring gases contained in or associated with any coal seam and gas originating in or produced from any coal seam, and other liquid or gaseous hydrocarbons and all components of any of them or produced in connection therewith.
          (v) “Imbalance” means over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.
          (w) “Income Tax” means Taxes determined on the basis of income or gross receipts, including income and similar taxes, such as taxes denominated as “franchise taxes” that are determined solely on the basis of income or gross receipts.
          (x) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.
          (y) “Lewis Assets” means the QER Lewis Assets and the PMP Lewis Assets.
          (z) “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
          (aa) “Material Adverse Effect” means (i) with respect to the QER Wetzel Assets, a material adverse effect on greater than 50% of the aggregate value of the QER Wetzel Assets, (ii) with respect to the QER Lewis Assets, a material adverse effect on greater than 50% of the aggregate value of the QER Lewis Assets, (iii) with respect to the PMP Wetzel Assets, a material adverse effect on greater than 50% of the aggregate value of the PMP Wetzel Assets, and (iv) with respect to the PMP Lewis Assets, a material adverse effect on greater than 50% of the aggregate value of the PMP Lewis Assets; provided, however, that Material Adverse Effect shall not include adverse effects resulting from any of: the matters contemplated by Section 8.2(f), Section 8.2(g), Section 8.3(f), Section 8.3(g), Section 8.4(f) or Section 8.4(g); changes in oil and gas prices; changes in industry, economic or political conditions, or markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; changes or proposed changes in applicable Laws or the interpretation or enforcement thereof; effects or changes that are cured (in a manner reasonably acceptable to Purchaser) or no longer exist by the earlier of the applicable Closing and the termination of this Agreement pursuant to Article 11; failure to meet internal or third party projections or forecasts (provided that the foregoing shall not prevent any determination that the facts underlying any such failure have a Material Adverse Effect); and changes resulting from the announcement, pendency or consummation of the transactions contemplated hereby or the performance of the covenants set forth in Article 7 hereof (including any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruptions).
          (bb) “MHR SEC Reports” means each form, registration statement, report, proxy or information statement (including amendments thereto) required to be filed by MHR with the SEC since December 31, 2009 under the Securities Act or the Exchange Act.
          (cc) “Oil” means all oil, natural crude oil or petroleum and other Hydrocarbons regardless of gravity, produced at the well in liquid form by ordinary production methods.
          (dd) “Permits” means permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities.
          (ee) “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
          (ff) “PMP Appalachian Assets” means the PMP Wetzel Assets and the PMP Lewis Assets.
          (gg) “PMP Contracts” means the PMP Wetzel Contracts and the PMP Lewis Contracts.
          (hh) “PMP Deed of Trust” means that certain First Amended and Restated Mortgage, Deed of Trust, Credit Line Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated as of September 21, 2010, from PMP, successor by merger to Quest Cherokee, LLC, to Carl D. Andrews, as trustee, for the benefit of Royal Bank of Canada, in its capacity as administrative and collateral agent.
          (ii) “PMP Escrow Account” means the account established under the PMP Escrow Agreement for the deposit of the PMP First Closing Escrow Amount and the PMP Second Closing Escrow Amount.
          (jj) “PMP Escrow Account Balance” means, at any point in time, the amount of funds in the PMP Escrow Account.

          (kk) “PMP Escrow Agreement” means the Escrow Agreement by and among PMP, Purchaser and the Escrow Agent to be entered into at the First Closing, in substantially the form of Exhibit H, with such changes as may be reasonably requested by the Escrow Agent.
          (ll) “Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments, royalty payments, title examination and curative actions, and severance, production and similar Taxes measured by units of production attributable to production of Hydrocarbons from the Assets) and capital expenditures (including bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the acquisition, ownership and operation of the Assets in the ordinary course of business, including overhead costs charged to the Assets under the applicable operating agreement and paid by Sellers. Notwithstanding anything to the contrary, Property Costs do not include any costs incurred or borne by Sellers in connection with any obligation of Sellers to pay, reimburse or indemnify Purchaser hereunder, which costs shall be the sole obligation of Sellers. The Property Costs exclude all liabilities, losses, costs, and expenses attributable to:
          (i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;
          (ii) obligations to plug wells and dismantle facilities and clear the site or restore the surface around such wells and facilities;
          (iii) obligations to remediate actual or claimed contamination of groundwater, surface water, soil or Equipment;
          (iv) title claims (including claims that QER Mineral Interests or PMP Leaseholds have terminated);
          (v) claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices, in each case when such costs or prices are paid to or by Affiliates;
          (vi) gas balancing and other production balancing obligations;
          (vii) casualty and condemnation;
          (viii) depletion, depreciation, amortization and other noncash accounting entries; and
          (ix) any claims for indemnification, contribution or reimbursement from any third Person with respect to liabilities, losses, costs and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.
          (mm) “PMP Leaseholds” means the PMP Wetzel Leaseholds and the PMP Lewis Leaseholds.
          (nn) “PMP Lewis Assets” means all of PMP’s right, title and interest in and to the following:
          (i) The oil and gas leases, oil, gas and mineral leases, subleases, leasehold estates, forced pooling interests, licenses, concessions, working interests, farmout rights, other carried interests, operating rights and all other mineral rights of every nature (other than fee interests, royalty and overriding royalty interests) (the “PMP Lewis Leaseholds”) as such applicable interests are described on Exhibit B-2, that cover or pertain to the wellbore of each of those existing wells specifically described on Exhibit A-2 and any and all right to produce, save and sell all the oil and gas that is produced therefrom (such right, title and interest, the “PMP Lewis Wells”). The PMP Lewis Wells are limited to the wells and wellbores described on Exhibit A-2 as each is physically configured as of the Effective Time and shall include such rights as PMP may own as are necessary to the continued production of Hydrocarbons producible and produced from such PMP Lewis Wells, including any and all right to plug-back, rework or recomplete the PMP Lewis Wells.
          (ii) All casing pipe, downhole equipment and any additional equipment, fixtures or physical facilities attached to or a part of the PMP Lewis Wells (the “PMP Lewis Equipment”) (each PMP Lewis Well together with the relevant PMP Lewis Equipment attached thereto or part thereof being referred to herein as the “PMP Lewis Wells & Equipment”).
          (iii) All crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other Hydrocarbons and other minerals and materials of every kind and description produced through the PMP Lewis Wells and not yet past a measuring point at the Effective Time or produced from the PMP Lewis Wells during the period from and after the Effective Time (such interest, the “PMP Lewis Substances”) and all proceeds attributable thereto.
          (iv) A concurrent interest with QER in any right-of-way agreements, easement, surface use or other agreements held by PMP to the extent such agreements extend rights-of-way or easements on surface properties that are used or held for use as of the Effective Time for flow lines and/or equipment related thereto in connection with the production, storage and transportation of PMP Lewis Substances or are otherwise used in connection with the operation of the PMP Lewis Wells.

          (v) Copies of the following to the extent the following relate to the PMP Lewis Wells, the PMP Lewis Leaseholds or the PMP Lewis Equipment: (a) abstracts, title opinions, title reports, title policies, lease and land files, surveys, analyses, compilations, correspondence, and filings with and reports to regulatory agencies; (b) geophysical, geological, engineering, exploration, production and other technical data, magnetic field recordings, digital processing tapes, field prints, summaries, reports and maps, whether written or in electronically reproducible form; and (c) all other books, records, files and magnetic tapes containing financial, title or other information (the “Lewis Data”); provided, however, that the Lewis Data shall not include any Excluded Records and that Purchaser’s right with respect to Lewis Data acquired shall be limited, in each case, to the extent such Lewis Data is in the possession of PMP and to the extent the disclosure of such Lewis Data is not prohibited by the terms of any confidentiality, license or similar agreement; provided, however, that PMP shall, at no cost or expense to PMP, request waivers of such restrictions promptly following the Execution Date.
          (vi) Those contracts, commitments, agreements, and arrangements identified on Exhibit F-2 relating to the assets described above in (i)-(v) of this Section 1.1(nn) but only to the extent related to the assets described at (i)-(v) of this Section 1.1(nn), and any and all amendments, ratifications or extensions of the foregoing, together with (a) all rights, privileges, and benefits of PMP thereunder to the extent related to the assets described above in (i)-(v) of this Section 1.1(nn) and arising on or after the Effective Time to the extent related to periods after the Effective Time and (b) any and all rights of PMP thereunder to audit the records of any party thereto and to receive refunds of any nature thereunder to the extent relating to periods after the Effective Time (the “PMP Lewis Contracts”).
          (vii) All (a) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of the state in which the particular PMP Appalachian Asset is located) attributable to the assets described above in (i) through (vi) of this Section 1.1(nn) with respect to any period of time after the Effective Time; (b) liens and security interests in favor of PMP, whether choate or inchoate, under any law, rule or regulation or under any of the PMP Lewis Contracts arising from the ownership or sale or other disposition after the Effective Time of any of the assets described above in (i) through (vi) of this Section 1.1(nn); and (c) any claim of indemnity, contribution, or reimbursement relating to the Assumed Obligations arising from or in connection with assets described above in (i) through (vi) of this Section 1.1(nn).
          (oo) “PMP Wells” means the PMP Wetzel Wells and the PMP Lewis Wells.
          (pp) “PMP Wells & Equipment” means the PMP Wetzel Wells & Equipment and the PMP Lewis Wells & Equipment.

          (qq) “PMP Wetzel Assets” means all of PMP’s right, title and interest in and to the following:
          (i) The oil and gas leases, oil, gas and mineral leases, subleases, leasehold estates, forced pooling interests, licenses, concessions, working interests, farmout rights, other carried interests, operating rights and all other mineral rights of every nature (other than fee interests, royalty and overriding royalty interests) (the “PMP Wetzel Leaseholds”) as such applicable interests are described on Exhibit B-1, that cover or pertain to the wellbore of each of those existing wells specifically described on Exhibit A-1 and any and all right to produce, save and sell all the oil and gas that is produced therefrom (such right, title and interest, the “PMP Wetzel Wells”). The PMP Wetzel Wells are limited to the wells and wellbores described on Exhibit A-1 as each is physically configured as of the Effective Time and shall include such rights as PMP may own as are necessary to the continued production of Hydrocarbons producible and produced from such PMP Wetzel Wells, including any and all right to plug-back, rework or recomplete the PMP Wetzel Wells.
          (ii) All casing pipe, downhole equipment and any additional equipment, fixtures or physical facilities attached to or a part of the PMP Wetzel Wells (the “PMP Wetzel Equipment”) (each PMP Wetzel Well together with the relevant PMP Wetzel Equipment attached thereto or part thereof being referred to herein as the “PMP Wetzel Wells & Equipment”).
          (iii) All crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other Hydrocarbons and other minerals and materials of every kind and description produced through the PMP Wetzel Wells and not yet past a measuring point at the Effective Time or produced from the PMP Wetzel Wells during the period from and after the Effective Time (such interest, the “PMP Wetzel Substances”) and all proceeds attributable thereto.
          (iv) A concurrent interest with QER in any right-of-way agreements, easement, surface use or other agreements held by PMP to the extent such agreements extend rights-of-way or easements on surface properties that are used or held for use as of the Effective Time for flow lines and/or equipment related thereto in connection with the production, storage and transportation of PMP Wetzel Substances or are otherwise used in connection with the operation of the PMP Wetzel Wells.
          (v) Copies of the following to the extent the following relate to the PMP Wetzel Wells, the PMP Wetzel Leaseholds or the PMP Wetzel Equipment: (a) abstracts, title opinions, title reports, title policies, lease and land files, surveys, analyses, compilations, correspondence, and filings with and reports to regulatory agencies; (b) geophysical, geological, engineering, exploration, production and other technical data, magnetic field recordings, digital processing tapes, field prints, summaries, reports and maps, whether written or in electronically reproducible form; and (c) all other books, records, files and magnetic tapes containing financial, title or other information (the “Wetzel Data”); provided, however, that the Wetzel Data shall not include any Excluded Records and that Purchaser’s right with respect to Wetzel Data acquired shall be limited, in each case, to the extent such Wetzel Data is in the possession of PMP and to the extent the disclosure of such Wetzel Data is not prohibited by the terms of any confidentiality, license or similar agreement; provided, however, that PMP shall, at no cost or expense to PMP, request waivers of such restrictions promptly following the Execution Date.
          (vi) Those contracts, commitments, agreements, and arrangements identified on Exhibit F-1 relating to the assets described above in (i)-(v) of this Section 1.1(qq), but only to the extent related to the assets described above in (i)-(v) of this Section 1.1(qq), and any and all amendments, ratifications or extensions of the foregoing, together with (a) all rights, privileges, and benefits of PMP thereunder to the extent related to the assets described above in (i)-(v) of this Section 1.1(qq) and arising on or after the Effective Time to the extent related to periods after the Effective Time and (b) any and all rights of PMP thereunder to audit the records of any party thereto and to receive refunds of any nature thereunder to the extent relating to periods after the Effective Time (the “PMP Wetzel Contracts”).
          (vii) All (a) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of the state in which the particular PMP Appalachian Asset is located) attributable to the assets described above in (i)-(vi) of this Section 1.1(qq) with respect to any period of time after the Effective Time; (b) liens and security interests in favor of PMP, whether choate or inchoate, under any law, rule or regulation or under any of the PMP Wetzel Contracts arising from the ownership or sale or other disposition after the Effective Time of any of the assets described above in (i)-(vi) of this Section 1.1(qq); and (c) any claim of indemnity, contribution, or reimbursement relating to the Assumed Obligations arising from or in connection with the assets described above in (i)-(vi) of this Section 1.1(qq).
          (rr) “Purchaser Material Adverse Effect” means (i) a material adverse effect on the assets, liabilities, results of operations or financial condition of MHR and its subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of Purchaser or MHR to perform in a timely manner their respective obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that a Purchaser Material Adverse Effect shall not include adverse effects resulting from any of: changes in oil and gas prices; changes in industry, economic or political conditions, or markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where MHR and its subsidiaries conduct business; changes or proposed changes in applicable Laws or the interpretation or enforcement thereof; effects or changes that are cured (in a manner reasonably acceptable to Sellers) or no longer exist by the earlier of the applicable Closing and the termination of this Agreement pursuant to Article 11; failure to meet internal or third party projections or forecasts

(provided that the foregoing shall not prevent any determination that the facts underlying any such failure have a Purchaser Material Adverse Effect); and changes resulting from the announcement, pendency or consummation of the transactions contemplated hereby or the performance of the covenants set forth in Article 7 hereof (including any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruptions).
          (ss) “QER Assets” means the QER Wetzel Assets and the QER Lewis Assets.
          (tt) “QER Contracts” means the QER Wetzel Contracts and the QER Lewis Contracts.
          (uu) “QER Deed of Trust” means that certain Mortgage, Deed of Trust, Credit Line Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated as of July 11, 2008, as amended, from QER, formerly known as PetroEdge Resources (WV), LLC, to Carl D. Andrews, as trustee, for the benefit of Royal Bank of Canada, in its capacity as administrative and collateral agent.
          (vv) “QER Escrow Account” means the account established under the QER Escrow Agreement for the deposit of the QER First Closing Escrow Amount and the QER Second Closing Escrow Amount.
          (ww) “QER Escrow Account Balance” means, at any point in time, the amount of funds in the QER Escrow Account.
          (xx) “QER Escrow Agreement” means the Escrow Agreement by and among QER, Purchaser and the Escrow Agent to be entered into at the First Closing, in substantially the form of Exhibit I, with such changes as may be reasonably requested by the Escrow Agent.
          (yy) “QER Lewis Assets” means all of QER’s right, title and interest in and to the following:
          (i) All of the following types of interests owned or held by QER at the Effective Time, as the same are described on Exhibit B-2: (a) mineral servitudes and leases affecting, relating to, covering or granting any right to any Oil, Gas and other Hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as all working interests, overriding royalty interests, royalty interests, reversionary interests, net profits interests, rights to take royalties in-kind, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests and surface interests, including any easements, rights-of-way, servitudes, franchises, surface leases, and subsurface leases described on Exhibit D-2, (c) fee interests, royalty interests and any other interests in Oil, Gas or other Hydrocarbons in place, (d) any economic or contractual rights, options or interests in and to any of the foregoing, including any sublease, farm-out or farm-in agreement or production payment affecting any interest or estate in Oil, Gas or other Hydrocarbons in place, (e) any and all rights and interests in, to and under, or derived from, any pooling, unitization, communitization, production sharing or similar agreement, order or declaration (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any Governmental Authority having appropriate jurisdiction), and (f) any other interests in the production of Oil, Gas, Hydrocarbons or other minerals or substances from the lands (or lands pooled therewith) owned, leased or interests held therein, as described on Exhibit B-2 (collectively, the “QER Lewis Mineral Interests”).
          (ii) To the extent related to the QER Lewis Assets: (a) the contracts, agreements and instruments described on Exhibit E-2 and (b) such additional contracts, agreements and instruments as are entered into by QER in the ordinary course of business after the Execution Date until the applicable Closing Date and consistent with past practice (the “QER Lewis Contracts”).
          (iii) The personal property, improvements, fixtures, facilities, wells (whether producing, unplugged, plugged and abandoned, shut-in, injection, disposal or water supply), gathering lines, flow lines, injection lines, pipelines, tanks, boilers, buildings, machinery, pumps, equipment (surface and down hole), inventory, utility lines, power lines, telephone lines, roads and other appurtenances, including any of the foregoing that are situated upon or used or held for use by QER primarily in connection with the ownership, operation, maintenance or repair of the QER Lewis Mineral Interests or performance of the QER Lewis Contracts, or for the production, treatment, storage, gathering or marketing of Oil, Gas, other Hydrocarbons or other minerals or substances attributable thereto (the “QER Lewis Wells & Equipment”). The QER Lewis Wells & Equipment include the various items described on Exhibit C-2.
          (iv) Any and all lease files, land files, easement and rights-of-way files, property records, division order files, production marketing files, contract files, well files, production records, operations files, seismic, geological, geophysical and engineering maps and data, litigation files, abstracts, title opinions, land surveys, logs, environmental records, copies of tax and accounting records and files, and all other books and records, files, documents, maps and data (in whatever form, including electronic media) arising out of or primarily relating to the ownership, use, maintenance or operation of the QER Lewis Assets but excluding the Excluded Records.
          (v) All right, title and interest of QER to any claims, rights or credits to the extent attributable to the ownership, use, construction, maintenance or operation of the QER Lewis Assets; provided, however, that any prepaid expenses shall be limited to the extent such expenses are Property Costs and apply to the ownership or operation of the QER Lewis Assets after the Effective Time.

          (vi) Those separately identifiable accounts (and all monies contained therein) which are expressly identified and set forth on Exhibit G-2 and in which QER is holding as of the Effective Time monies which (a) are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of Oil, Gas or other Hydrocarbons attributable to the QER Lewis Assets, or (b) may be subject to refund by royalty owners or other third parties to purchasers of past production of Oil, Gas or other Hydrocarbons attributable to the QER Lewis Assets (the “QER Lewis Royalty Accounts”).
          (vii) Following the Effective Time, all (a) Oil, Gas and other Hydrocarbons produced from or attributable to the QER Lewis Mineral Interests and (b) proceeds from or of such Oil, Gas and other Hydrocarbons.
          (zz) “QER Mineral Interests” means the QER Wetzel Mineral Interests and the QER Lewis Mineral Interests.
          (aaa) “QER-RBC ORI” means the overriding royalty interest conveyed by QER to the Royal Bank of Canada encumbering the QER Assets as reflected in the public records in Wetzel, Lewis and Braxton Counties, West Virginia.
          (bbb) “QER Wells & Equipment” means the QER Wetzel Wells & Equipment and the QER Lewis Wells & Equipment.
          (ccc) “QER Wetzel Assets” means all of QER’s right, title and interest in and to the following:
          (i) All of the following types of interests owned or held by QER at the Effective Time, as the same are described on Exhibit B-1: (a) mineral servitudes and leases affecting, relating to, covering or granting any right to any Oil, Gas and other Hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as all working interests, overriding royalty interests, royalty interests, reversionary interests, net profits interests, rights to take royalties in-kind, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests and surface interests, including any easements, rights-of-way, servitudes, franchises, surface leases, and subsurface leases described on Exhibit D-1, (c) fee interests, royalty interests and any other interests in Oil, Gas or other Hydrocarbons in place, (d) any economic or contractual rights, options or interests in and to any of the foregoing, including any sublease, farm-out or farm-in agreement or production payment affecting any interest or estate in Oil, Gas or other Hydrocarbons in place, (e) any and all rights and interests in, to and under, or derived from, any pooling, unitization, communitization, production sharing or similar agreement, order or declaration (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any Governmental Authority having appropriate jurisdiction), and (f) any other interests in the production of Oil, Gas, Hydrocarbons or other minerals or substances from the lands (or lands pooled therewith) owned, leased or interests held therein, as described on Exhibit B-1 (collectively, the “QER Wetzel Mineral Interests”).
          (ii) To the extent related to the QER Wetzel Assets: (a) the contracts, agreements and instruments described on Exhibit E-1 and (b) such additional contracts, agreements and instruments as are entered into by QER in the ordinary course of business after the Execution Date until the applicable Closing Date and consistent with past practice (the “QER Wetzel Contracts”).
          (iii) The personal property, improvements, fixtures, facilities, wells (whether producing, unplugged, plugged and abandoned, shut-in, injection, disposal or water supply), gathering lines, flow lines, injection lines, pipelines, tanks, boilers, buildings, machinery, pumps, equipment (surface and down hole), inventory, utility lines, power lines, telephone lines, roads and other appurtenances, including any of the foregoing that are situated upon or used or held for use by QER primarily in connection with the ownership, operation, maintenance or repair of the QER Wetzel Mineral Interests or performance of the QER Wetzel Contracts, or for the production, treatment, storage, gathering or marketing of Oil, Gas, other Hydrocarbons or other minerals or substances attributable thereto (the “QER Wetzel Wells & Equipment”). The QER Wetzel Wells & Equipment include the various items described on Exhibit C-1.
          (iv) Any and all lease files, land files, easement and rights-of-way files, property records, division order files, production marketing files, contract files, well files, production records, operations files, seismic, geological, geophysical and engineering maps and data, litigation files, abstracts, title opinions, land surveys, logs, environmental records, copies of tax and accounting records and files, and all other books and records, files, documents, maps and data (in whatever form, including electronic media) arising out of or primarily relating to the ownership, use, maintenance or operation of the QER Wetzel Assets but excluding the Excluded Records.
          (v) All right, title and interest of QER to any claims, rights or credits to the extent attributable to the ownership, use, construction, maintenance or operation of the QER Wetzel Assets; provided, however, that any prepaid expenses shall be limited to the extent such expenses are Property Costs and apply to the ownership or operation of the QER Wetzel Assets after the Effective Time.
          (vi) Those separately identifiable accounts (and all monies contained therein) which are expressly identified and set forth on Exhibit G-1 and in which QER is holding as of the Effective Time monies which (a) are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of Oil, Gas or other Hydrocarbons attributable to the QER Wetzel Assets, or (b) may be subject to refund by royalty owners or other third parties to purchasers of past production of Oil, Gas or other Hydrocarbons attributable to the QER Wetzel Assets (the “QER Wetzel Royalty Accounts”).

          (vii) Following the Effective Time, all (a) Oil, Gas and other Hydrocarbons produced from or attributable to the QER Wetzel Mineral Interests and (b) proceeds from or of such Oil, Gas and other Hydrocarbons.
          (ddd) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.
          (eee) “Retained Seller Liabilities” means any obligations, costs or liabilities of a Seller to the extent not specified as Assumed Liabilities in Section 12.1, including but not limited to those obligations, costs or liabilities of a Seller (i) to the extent they are attributable to the Excluded Assets, (ii) for Income Taxes attributable to the Assets prior to and through the applicable Closing or arising in connection with the consummation of the transaction contemplated hereby and other Taxes attributable to the Assets prior to the Effective Time, but excluding Transfer Taxes which are borne by Sellers and Purchaser as set forth in Section 10.1(a), (iii) for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise, (iv) with respect to Sellers’ ownership, use and operation of the Assets to the extent arising prior to the applicable Closing except for any obligations, costs or liabilities specified as Assumed Liabilities pursuant to Section 12.1(a) through (g), and (v) all Property Costs attributable to the Assets prior to the Effective Time.
          (fff) “Securities Act” means the Securities Act of 1933, as amended.
          (ggg) “Stock Consideration” means the Wetzel Stock Consideration and the Lewis Stock Consideration.
          (hhh) “Tax” means (i) all taxes, assessments, unclaimed property, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Authority, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, withholding tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, recordation tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax and estimated tax, imposed by a Governmental Authority, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any obligation to indemnify or otherwise assume or succeed to the liability of any Person.
          (iii) “Tax Return” means any return, declaration, report, rendition, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (jjj) “Transfer Taxes” means any state or local transfer, sales, use, stamp, recordation or other similar Taxes.
          (kkk) “Unadjusted Cash Consideration” means the Unadjusted Wetzel Cash Consideration and the Unadjusted Lewis Cash Consideration.
          (lll) “Wetzel Assets” means the QER Wetzel Assets and the PMP Wetzel Assets.
     Section 1.2 Excluded Assets. Notwithstanding anything to the contrary in Section 1.1 or elsewhere in this Agreement, the “Assets” shall not include any rights, title or interest in or to the Excluded Assets, which shall be retained by Sellers and not be transferred by Sellers to Purchaser. “Excluded Assets” shall mean the following:
          (a) the Excluded Records;
          (b) copies of other Records retained by Sellers pursuant to Section 13.4;
          (c) the assets described in Schedule 1.2;
          (d) any of the Assets retained by (or reconveyed to) a Seller pursuant to Section 3.5(d)(ii).
          (e) any of the Assets not conveyed to Purchaser pursuant to Section 3.7;
          (f) all claims against third Persons, including insurers, to the extent related to the Retained Seller Liabilities;
          (g) all indemnities and other claims against Persons for Taxes within the definition of Retained Seller Liabilities; and
          (h) amounts to which a Seller is entitled pursuant to Section 2.5(e).
ARTICLE 2
PURCHASE PRICE
     Section 2.1 Purchase and Sale. On the terms and subject to the conditions contained in this Agreement, Sellers agree to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase, accept and pay for, all of Sellers’ right, title and interest in and to the Assets.
     Section 2.2 Purchase Price. Subject to the adjustments provided in Section 2.4, the purchase price for the Wetzel Assets (the “Unadjusted Wetzel Purchase Price”) shall consist of (a) $14,000,000 in cash (the “Unadjusted Wetzel Cash Consideration”) and (b) 2,255,046 shares of restricted common stock, par value of $0.01 per share (the “Common Stock”), of MHR (the “Wetzel Stock Consideration”). The Unadjusted Wetzel Purchase Price shall be attributed (x) $25,292,000 to the QER Wetzel Assets in the form of $12,646,000 of the Unadjusted Wetzel

Cash Consideration and 2,036,951 shares of the Wetzel Stock Consideration, and (y) $2,708,000 to the PMP Wetzel Assets in the form of $1,354,000 of the Unadjusted Wetzel Cash Consideration and 218,095 shares of the Wetzel Stock Consideration. Subject to the adjustments provided in Section 2.4, the purchase price for the Lewis Assets (the “Unadjusted Lewis Purchase Price”) shall consist of (a) $5,875,000 in cash (the “Unadjusted Lewis Cash Consideration”) and (b) 946,314 shares of restricted Common Stock (the “Lewis Stock Consideration”). The Unadjusted Lewis Purchase Price shall be attributed (x) $11,458,000 to the QER Lewis Assets in the form of $5,729,000 of the Unadjusted Lewis Cash Consideration and 922,797 shares of the Lewis Stock Consideration, and (y) $292,000 to the PMP Lewis Assets in the form of $146,000 of the Unadjusted Lewis Cash Consideration and 23,517 shares of the Lewis Stock Consideration. Any adjustment pursuant to Section 2.4 shall be made from the Unadjusted Cash Consideration and thereafter, if necessary, from the Stock Consideration.
     Section 2.3 Allocation of Purchase Price. Within thirty (30) days following the applicable Closing, Purchaser shall prepare or cause to be prepared and shall deliver to Sellers a draft allocation of the Unadjusted Wetzel Purchase Price among the Wetzel Assets or the Unadjusted Lewis Purchase Price among the Lewis Assets, as applicable, prepared in accordance with Section 1060 of the Code and the Treasury Regulations issued thereunder (and any similar provision of state, local or foreign law, as appropriate) (each such allocation, a “Purchase Price Allocation”). Within ten (10) days after the receipt of such draft Purchase Price Allocation, Sellers will propose to Purchaser in writing any objections or proposed changes to such draft Purchase Price Allocation (and in the event that no such changes are proposed in writing to Purchaser within such time period, Sellers will be deemed to have agreed to, and accepted, the Purchase Price Allocation). In the event of objections or proposed changes, Purchaser and Sellers will attempt in good faith to resolve any differences between them with respect to the Purchase Price Allocation, in accordance with requirements of Section 1060 of the Code, within ten (10) days after Purchaser’s receipt of a timely written notice of objection or proposed changes from Sellers. If Purchaser and Sellers are unable to resolve such differences within such time period, then any remaining disputed matters will be submitted to an independent accounting firm, the identity of which shall be agreed upon by Purchaser and Sellers each acting reasonably, for resolution. Promptly, but by not later than ten (10) days after submission to it of the dispute(s), the independent accounting firm will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Unadjusted Wetzel Purchase Price or the Unadjusted Lewis Purchase Price, as applicable, which report shall be conclusive and binding upon the Parties. The fees and expenses of the independent accounting firm in respect of such report shall be paid one-half by Purchaser and one-half by Sellers. Purchaser and Sellers shall report, act, and file in all respects and for all Tax purposes (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocations set forth on the Purchase Price Allocation so finalized, and shall take no position for Tax purposes inconsistent therewith unless required to do so by applicable Law. Sellers and Purchaser shall reasonably cooperate in the preparation, execution and filing and delivery of all documents, forms and other information as the other Party may reasonably request to assist in the preparation of any filings relating to the allocation of the Unadjusted Wetzel Purchase Price or the Unadjusted Lewis Purchase Price, as applicable, pursuant to this Section 2.3. Any adjustments to the Unadjusted Wetzel Purchase Price or the Unadjusted Lewis Purchase Price, as applicable, mutually agreed by the Parties shall be allocated to the Wetzel Assets and the Lewis Assets, as applicable, in a manner consistent with the foregoing Purchase Price Allocation as finally agreed pursuant to the procedures set forth above. If there is a disagreement among the Parties as to the allocation as a result of an adjustment to the Unadjusted Wetzel Purchase Price or the Unadjusted Lewis Purchase Price, as applicable, the matter shall be submitted to the independent accounting firm in accordance with the procedures set forth above.
     Section 2.4 Determination of the Purchase Price Paid at Each Closing. The Parties agree that the aggregate amount paid by Purchaser directly to each of QER, PMP, the QER Escrow Account and the PMP Escrow Account at the First Closing and the Second Closing shall be calculated as follows:
          (a) At the First Closing, Purchaser shall, and MHR shall cause Purchaser to, pay:
          (i) to QER an aggregate amount (the “QER First Closing Payment”) equal to:
               (A) the Unadjusted Wetzel Purchase Price attributable to the QER Wetzel Assets, less
               (B) the aggregate amount of the Allocated Values of all Title Defect Properties that are included in the QER Wetzel Assets and are retained by QER pursuant to Section 3.5(d)(ii) prior to or at the First Closing, plus
               (C) the aggregate amount of oil inventories from the QER Wetzel Assets in stock tanks at the Effective Time and produced for the account of QER at or prior to the Effective Time, in barrels, multiplied by the posted price (less applicable location deduction) of Appalachian Oil Purchasers Inc. at the Effective Time, less
               (D) any amounts as provided in Section 3.7, less
               (E) the aggregate amounts payable to owners of working interests, royalties and overriding royalties and other interests in the QER Wetzel Assets held in suspense by QER as of the Effective Time, to the extent such amounts held in suspense are not transferred to Purchaser at the First Closing, less or plus, as applicable,
               (F) the net aggregate third-party Imbalances attributable to the QER Wetzel Assets, if any, owed by or payable to QER, as of the Effective Time, multiplied by a price of $3.53 per MMBtu, less or plus, as applicable,
               (G) any amounts mutually agreed upon in writing prior to the First Closing by Sellers and Purchaser, plus
               (H) the net amount of all prepaid expenses (including prepaid Taxes, bonuses, rentals and cash calls to third-party operators) to the extent such expenses are Property Costs and apply to the ownership and operation of the QER Wetzel Assets after the Effective Time, less

               (I) the amount specified in Section 2.4(c)(i)(A), less
               (J) any amounts determined pursuant to Section 10.1(a)(i);
          (ii) to PMP an aggregate amount (the “PMP First Closing Payment”) equal to:
               (A) the Unadjusted Wetzel Purchase Price attributable to the PMP Wetzel Assets, less
               (B) the aggregate amount of the Allocated Values of all Title Defect Properties that are included in the PMP Wetzel Assets and are retained by PMP pursuant to Section 3.5(d)(ii) prior to or at the First Closing, plus
               (C) the aggregate amount of oil inventories from the PMP Wetzel Assets in stock tanks at the Effective Time and produced for the account of PMP at or prior to the Effective Time, in barrels, multiplied by the posted price (less applicable location deduction) of Appalachian Oil Purchasers Inc. at the Effective Time, less
               (D) any amounts as provided in Section 3.7, less
               (E) the aggregate amounts payable to owners of working interests, royalties and overriding royalties and other interests in the PMP Wetzel Assets held in suspense by PMP as of the Effective Time, to the extent such amounts held in suspense are not transferred to Purchaser at the First Closing, less or plus, as applicable,
               (F) the net aggregate third-party Imbalances attributable to the PMP Wetzel Assets, if any, owed by or payable to PMP, as of the Effective Time, multiplied by a price of $3.53 per MMBtu, less or plus, as applicable,
               (G) any amounts mutually agreed upon in writing prior to the First Closing by Sellers and Purchaser, plus
               (H) the net amount of all prepaid expenses (including prepaid Taxes, bonuses, rentals and cash calls to third-party operators) to the extent such expenses are Property Costs and apply to the ownership and operation of the PMP Wetzel Assets after the Effective Time, less
               (I) the amount specified in Section 2.4(d)(i)(A), less
               (J) any amounts determined pursuant to Section 10.1(a)(i);
          (iii) to the Escrow Agent amounts, in cash to the maximum extent available from the Unadjusted Wetzel Cash Consideration and thereafter from the Wetzel Stock Consideration, equal to (1) the QER First Closing Escrow Amount, determined pursuant to clause (c)(i) below, for deposit into the QER Escrow Account and (2) the PMP First Closing Escrow Amount, determined pursuant to clause (d)(i) below, for deposit into the PMP Escrow Account;
          (b) At the Second Closing, Purchaser shall, and MHR shall cause Purchaser to, pay:
          (i) to QER an aggregate amount (the “QER Second Closing Payment”) equal to:
               (A) the Unadjusted Lewis Purchase Price attributable to the QER Lewis Assets, less
               (B) the aggregate amount of the Allocated Values of all Title Defect Properties that are included in the QER Lewis Assets and are retained by QER pursuant to Section 3.5(d)(ii) prior to or at the Second Closing, plus
               (C) the aggregate amount of oil inventories from the QER Lewis Assets in stock tanks at the Effective Time and produced for the account of QER at or prior to the Effective Time, in barrels, multiplied by the posted price (less applicable location deduction) of Appalachian Oil Purchasers Inc. at the Effective Time, less
               (D) any amounts as provided in Section 3.7, less
               (E) the aggregate amounts payable to owners of working interests, royalties and overriding royalties and other interests in the QER Lewis Assets held in suspense by QER as of the Effective Time, to the extent such amounts held in suspense are not transferred to Purchaser at the Second Closing, less or plus, as applicable,
               (F) the net aggregate third-party Imbalances attributable to the QER Lewis Assets, if any, owed by or payable to QER, as of the Effective Time, multiplied by a price of $3.53 per MMBtu, less or plus, as applicable,
               (G) any amounts mutually agreed upon in writing prior to the Second Closing by Sellers and Purchaser, plus
               (H) the net amount of all prepaid expenses (including prepaid Taxes, bonuses, rentals and cash calls to third-party operators) to the extent such expenses are Property Costs and apply to the ownership and operation of the QER Lewis Assets after the Effective Time, less
               (I) the amount specified in Section 2.4(c)(ii)(A), less
               (J) any amounts determined pursuant to Section 10.1(a)(i);

          (ii) to PMP an aggregate amount (the “PMP Second Closing Payment”) equal to:
               (A) the Unadjusted Lewis Purchase Price attributable to the PMP Lewis Assets, less
               (B) the aggregate amount of the Allocated Values of all Title Defect Properties that are included in the PMP Lewis Assets and are retained by PMP pursuant to Section 3.5(d)(ii) prior to or at the Second Closing, plus
               (C) the aggregate amount of oil inventories from the PMP Lewis Assets in stock tanks at the Effective Time and produced for the account of PMP at or prior to the Effective Time, in barrels, multiplied by the posted price (less applicable location deduction) of Appalachian Oil Purchasers Inc. at the Effective Time, less
               (D) any amounts as provided in Section 3.7, less
               (E) the aggregate amounts payable to owners of working interests, royalties and overriding royalties and other interests in the PMP Lewis Assets held in suspense by PMP as of the Effective Time, to the extent such amounts held in suspense are not transferred to Purchaser at the Second Closing, less or plus, as applicable,
               (F) the net aggregate third-party Imbalances attributable to the PMP Lewis Assets, if any, owed by or payable to PMP, as of the Effective Time, multiplied by a price of $3.53 per MMBtu, less or plus, as applicable,
               (G) any amounts mutually agreed upon in writing prior to the Second Closing by Sellers and Purchaser, plus
               (H) the net amount of all prepaid expenses (including prepaid Taxes, bonuses, rentals and cash calls to third-party operators) to the extent such expenses are Property Costs and apply to the ownership and operation of the PMP Lewis Assets after the Effective Time, less
               (I) the amount specified in Section 2.4(d)(ii)(A), less
               (J) any amounts determined pursuant to Section 10.1(a)(i);
          (iii) to the Escrow Agent amounts, in cash to the maximum extent available from the Unadjusted Lewis Cash Consideration and thereafter from the Lewis Stock Consideration, equal to (1) the QER Second Closing Escrow Amount, determined pursuant to clause (c)(ii) below, for deposit into the QER Escrow Account and (2) the PMP Second Closing Escrow Amount, determined pursuant to clause (d)(ii) below, for deposit into the PMP Escrow Account;

          (c) “QER Escrow Amount” means an amount, if positive, payable on each Closing Date equal to:
          (i) on the First Closing Date (the “QER First Closing Escrow Amount”), (A) $3,793,800, less (B) the aggregate value of all Title Defect Amounts in respect of the QER Wetzel Assets, which amounts satisfy the limitations in Section 3.5(k) for Title Defect Properties and are finally determined prior to the determination of the QER First Closing Payment (as set forth in clause (e) below).
          (ii) on the Second Closing Date (the “QER Second Closing Escrow Amount”), (A) $1,718,700, less (B) the aggregate value of all Title Defect Amounts in respect of the QER Lewis Assets, which amounts satisfy the limitations in Section 3.5(k) for Title Defect Properties and are finally determined prior to the determination of the QER Second Closing Payment (as set forth in clause (e) below).
          (d) “PMP Escrow Amount” means an amount, if positive, payable on each Closing Date equal to:
          (i) on the First Closing Date (the “PMP First Closing Escrow Amount”), (A) $406,200, less (B) the aggregate value of all Title Defect Amounts in respect of the PMP Wetzel Assets, which amounts satisfy the limitations in Section 3.5(k) for Title Defect Properties and are finally determined prior to the determination of the PMP First Closing Payment (as set forth in clause (e) below).
          (ii) on the Second Closing Date (the “PMP Second Closing Escrow Amount”), (A) $43,800, less (B) the aggregate value of all Title Defect Amounts in respect of the PMP Lewis Assets, which amounts satisfy the limitations in Section 3.5(k) for Title Defect Properties and are finally determined prior to the determination of the PMP Second Closing Payment (as set forth in clause (e) below).
          (e) Not later than three (3) Business Days prior to each of the expected First Closing Date and the expected Second Closing Date, (i) QER shall prepare and deliver to Purchaser a draft settlement statement calculating the QER First Closing Payment or the QER Second Closing Payment, as applicable, and the QER Escrow Amount payable on such Closing Date and (ii) PMP shall prepare and deliver to Purchaser a draft settlement statement calculating the PMP First Closing Payment or the PMP Second Closing Payment, applicable, and the PMP Escrow Amount payable on such Closing Date, in each case after giving effect to the adjustments to the Unadjusted Wetzel Purchase Price and the Unadjusted Lewis Purchase Price provided for in Section 2.4(a) and Section 2.4(b) that may be determined by such date. Purchaser shall have one (1) Business Day to review the settlement statements. On the day following expiration of such one (1) Business Day review period, Purchaser shall submit a written report containing any objections and any changes Purchaser proposes to be made to the settlement statement. Purchaser and each Seller shall use commercially reasonable efforts to agree on their respective final settlement statements no later than one (1) Business Day prior to the applicable Closing; provided, however, if Purchaser and the relevant Seller are unable to agree, then subject to Section 2.5(c), Seller’s determination in accordance with this Section 2.4(e) shall constitute the amounts to be paid by Purchaser at such Closing.
          (f) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate amount of any adjustments for (i) QER Title Defects (other than with respect to Title Defect Properties retained by QER pursuant to Section 3.5(d)(ii)), together with the amount of any liability of QER for indemnification pursuant to Section 12.3(b)(ii) (other than with respect to breach of a Fundamental and Tax Representation), exceed (A) if the Second Closing occurs, the sum of the QER First Closing Escrow Amount and the QER Second Closing Escrow Amount or (B) if the Second Closing does not occur, the QER First Closing Escrow Amount or (ii) PMP Title Defects (other than with respect to Title Defect Properties retained by PMP pursuant to Section 3.5(d)(ii)), together with the amount of any liability of PMP for indemnification pursuant to Section 12.3(c)(ii) (other than with respect to breach of a Fundamental and Tax Representation), exceed (Y) if the Second Closing occurs, the sum of the PMP First Closing Escrow Amount and the PMP Second Closing Escrow Amount or (Z) if the Second Closing does not occur, the PMP First Closing Escrow Amount.
     Section 2.5 Post-Closing Payments.
          (a) All cash payments made or to be made under this Agreement to any Seller shall be made by electronic transfer of immediately available funds to such Seller, at the account set forth opposite such Seller’s name on Schedule 2.5 or to another account specified by such Seller to the Person making such payment at least two Business Days prior to such payment.
          (b) All cash payments made or to be made under this Agreement to Purchaser shall be made by electronic transfer of immediately available funds to Purchaser, at the account set forth opposite Purchaser’s name on Schedule 2.5 or to another account specified by Purchaser to the Person making such payment at least two Business Days prior to such payment.
          (c) As soon as reasonably practicable after each of the First Closing and the Second Closing but not later than the later of (i) the sixtieth (60th) day following the applicable Closing Date and (ii) the date on which the Parties or the Title Arbitration Panel, as applicable, finally determine all Title Defect Amounts or Title Benefit Amounts under Section 3.5(j), Sellers shall prepare and deliver to Purchaser draft statements setting forth a final calculation of the purchase price adjustment taking into account the most recent actual figures for each adjustment pursuant to Section 2.4(a) and (b). As soon as reasonably practicable but not later than the 30th Business Day following receipt of each Seller’s statement hereunder, Purchaser shall deliver to such Seller a written report containing any objections and any changes Purchaser proposes be made in such statement. The Parties shall undertake to agree on a final calculation of the purchase price adjustment no later than fifteen (15) Business Days after Purchaser’s written report of objections. In the event that the Parties cannot reach agreement within such period of time, any Party involved in the dispute may refer the unresolved adjustment items to dispute resolution by an independent accounting firm in accordance with Section 2.3. Any difference between the adjustment made at the applicable Closing and the amount determined pursuant to this Section 2.5(c) shall be paid by the owing Party to the owed Party within ten (10) Business Days of the final determination of such difference, plus interest accrued on such amount from the applicable Closing Date until such amount is paid calculated as the prime rate of interest reported in the Wall Street Journal on the sixtieth (60th) day following such Closing Date or, if not published on such date, as most recently published prior to such day. Purchaser shall cooperate with and assist Sellers in preparation of the statement prepared pursuant to this Section 2.5(c) by furnishing invoices, receipts, reasonable access to personnel and providing such other assistance as may be reasonably requested by Sellers to facilitate such process following the applicable Closing.
          (d) The Parties agree to treat any payment made pursuant to Section 2.4 or Section 2.5 or pursuant to an indemnity obligation set forth in this Agreement (including, for the avoidance of doubt, any payment under Article 10) as an adjustment to the Unadjusted Wetzel Purchase Price and the Unadjusted Lewis Purchase Price, as applicable, for all Tax purposes. Any adjustment to the Purchase Price Allocation necessary as a result of a purchase price adjustment pursuant to this Section 2.5(d) shall be allocated to the Wetzel Assets or Lewis Assets to which such adjustment relates. If an adjustment does not relate to any specific Wetzel Assets or Lewis Assets, such adjustment shall be allocated among the Wetzel Assets and the Lewis Assets consistently with the Allocated Values and Section 1060 of the Code.
          (e) The Parties intend that the economic benefits and burdens of the Assets will pass from Sellers to Purchaser as of the Effective Time and for this reason, but subject to each of the First Closing having occurred in respect of the Wetzel Assets and the Second Closing having occurred in respect of the Lewis Assets, the Parties agree as follows in this Section 2.5(e). Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets at and after the Effective Time. Sellers shall be entitled to all Hydrocarbon production from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets prior to the Effective Time. To the extent Purchaser or Sellers receive Hydrocarbon production from or attributable to the Assets (or products and proceeds attributable thereto) which is owned by the other Party, the receiving Party shall fully disclose, account for and remit the same promptly to the Party entitled receive such Hydrocarbon production (or products and proceeds attributable thereto). “Earned” or “incurred”, as used herein, shall be interpreted in accordance with Council of Petroleum Accountants Society (COPAS) standards. For purposes of this paragraph, determination of whether

Property Costs are attributable to the period before or after the Effective Time shall be based on when the services are rendered, when the goods are delivered, or when the work is performed. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this paragraph, (1) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they are placed into the storage facilities and (2) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported. Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available.
ARTICLE 3
TITLE MATTERS
     Section 3.1 Title.
          (a) PMP Title. For the sole purpose of determining and resolving Title Defects, PMP warrants to Purchaser that that (i) as of the First Closing Date in respect of the PMP Wetzel Leaseholds and PMP Wetzel Wells & Equipment and (ii) as of the Second Closing Date in respect of the PMP Lewis Leaseholds and PMP Lewis Wells & Equipment, PMP owns Defensible Title, as defined in Section 3.2, to such assets.
          (b) QER Title. For the sole purpose of determining and resolving Title Defects, QER warrants to Purchaser that (i) as of the First Closing Date in respect of the QER Wetzel Mineral Interests and QER Wetzel Wells & Equipment and (ii) as of the Second Closing Date in respect of the QER Lewis Mineral Interests and QER Lewis Wells & Equipment, QER owns Defensible Title, as defined in Section 3.2, to such assets.
          (c) The warranties set forth in this Section 3.1 provide Purchaser’s exclusive remedy with respect to any and all Title Defects but shall not limit Purchaser’s remedy pursuant to Section 12.3(b)(ii)(A) or Section 12.3(c)(ii)(A) for a material breach by a Seller of Section 7.3.
     Section 3.2 Definition of Defensible Title.
          (a) As used in this Agreement, the term “Defensible Title” means such title of each Seller, with respect to the QER Assets and the PMP Appalachian Assets, as applicable, that:
          (i) entitles such Seller to receive ownership and control of the QER Mineral Interests, the QER Wells & Equipment, the PMP Leaseholds and the PMP Wells & Equipment, as the case may be, and a share of the Hydrocarbons produced, saved and marketed from or attributable to same throughout the duration of the productive life of such interests and wells (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third Persons on or measured by production of Hydrocarbons, hereinafter “Net Revenue Interest”), of not less than the Net

Revenue Interest shown in Schedule 3.4 for such interests and wells, except (A) decreases in connection with those operations in which a Seller may elect after the Execution Date (to the extent such election is permissible under this Agreement) to be a nonconsenting co-owner, (B) decreases resulting from the establishment or amendment, after the Execution Date, of involuntary pools or units, and (C) as otherwise stated in Exhibits A, B, C or Schedule 3.4;
          (ii) obligates such Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any of the Assets shown in Schedule 3.4 not greater than the working interest shown in Schedule 3.4, without increase throughout the productive life of such interests and wells except (A) as otherwise stated in Exhibits A, B, C or Schedule 3.4 and (B) increases that are accompanied by at least a proportionate increase in a Seller’s Net Revenue Interest; and
          (iii) is free and clear of liens, encumbrances, obligations, or defects, except for and subject to Permitted Encumbrances.
          (b) As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other similar matter (including a discrepancy in Net Revenue Interest or working interest) that, if not cured, causes QER or PMP, as applicable, not to have Defensible Title in and to (i) the QER Wetzel Mineral Interests, the QER Wetzel Wells & Equipment, the PMP Wetzel Leaseholds, and the PMP Wetzel Wells & Equipment, as the case may be, as of the First Closing Date and (ii) the QER Lewis Mineral Interests, the QER Lewis Wells & Equipment, the PMP Lewis Leaseholds, and the PMP Lewis Wells & Equipment, as the case may be, as of the Second Closing Date. As used in this Agreement, the term “Title Benefit” means any right, circumstance or condition that operates to (1) increase the Net Revenue Interest of a Seller in any of the Assets above that shown on Schedule 3.4 without causing a greater than proportionate increase in a Seller’s working interest, as applicable, above that shown on Schedule 3.4 or (2) decrease the working interests of a Seller in any of the Assets below that shown on Schedule 3.4 without a decrease in a Seller’s Net Revenue Interest, as applicable, below that shown on Schedule 3.4.
          Notwithstanding the foregoing, the following shall not be considered Title Defects:
          (i) defects based solely on: (A) lack of information in a Seller’s files; (B) references to an unrecorded document(s) to which a Seller is not a party and which document are not in a Seller’s files; or (C) Tax assessment, Tax payment or similar records (or the absence of such activities or records);
          (ii) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Assets held by production, or lands pooled, communitized or unitized therewith, except to the extent of a third party claim for termination; and

          (iii) defects in the chain of title or in the mineral interest itself consisting of omissions of successions of heirship or estate proceedings that are beyond the applicable Laws of limitations or prescription, unless Purchaser provides affirmative evidence that such failure or omission results in another Person’s actual and superior claim of title to the relevant Asset.
     Section 3.3 Definition of Permitted Encumbrances. The term “Permitted Encumbrances” means any or all of the following:
          (a) royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce the respective Seller’s Net Revenue Interest below that shown in Schedule 3.4 or increase the respective Seller’s working interest above that shown in Schedule 3.4 without a proportionate increase in the Net Revenue Interest of such Seller;
          (b) all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that the net cumulative effect of such instruments does not reduce the respective Seller’s Net Revenue Interest below that shown in Schedule 3.4 or increase the respective Seller’s working interest above that shown in Schedule 3.4 without a proportionate increase in the Net Revenue Interest of such Seller;
          (c) rights of first refusal, preferential rights to purchase and similar rights with respect to the Assets set forth on Schedules 4.10 and 5.10, subject to Section 3.7;
          (d) third-party consent requirements and similar restrictions (i) which are not applicable to the sale of the Assets contemplated by this Agreement, or (ii) with respect to which (A) waivers or consents are obtained from the appropriate Persons prior to the applicable Closing Date with respect to the Assets to be transferred at such Closing, (B) the appropriate time period for asserting the right has expired or (C) which need not be satisfied prior to a transfer or are routinely obtained after the closing of transactions of this nature in the region where the Assets are located;
          (e) liens for current period Taxes or assessments not yet delinquent or, if delinquent, contested in good faith by appropriate actions;
          (f) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
          (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained in the region where the Assets are located prior to the sale or conveyance;

          (h) excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release any of the Assets;
          (i) easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations which do not prevent or unreasonably and adversely affect operations as currently conducted on the lands covered by the Assets;
          (j) calls on production under QER Contracts or PMP Contracts that provide the holder of such call on production must pay an index-based price for any production by virtue of such call on production;
          (k) all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets or use or operations with respect thereto in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;
          (l) any lien, charge or other encumbrance on or affecting the Assets which is expressly waived, bonded, or retained by Purchaser, or which is expressly assumed or paid by Purchaser, at or prior to the applicable Closing Date with respect to the Assets to be transferred at such Closing, or which is discharged by the applicable Seller at or prior to the such Closing;
          (m) limitations (including drilling and operating limitations) imposed on or with respect to the Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal and timber owners);
          (n) the matters described in Schedules 4.5 and 5.5;
          (o) any matters shown on Exhibits A, B, C or Schedule 3.4; and
          (p) any other charges, encumbrances, defects or irregularities which (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located, including the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest, and (iii) do not reduce the respective Seller’s Net Revenue Interest below that shown in Schedule 3.4 or increase the respective Seller’s working interest above that shown in Schedule 3.4 without a proportionate increase in the Net Revenue Interest of such Seller.
     Section 3.4 Allocated Values. Schedule 3.4 sets forth the allocation of the Unadjusted Wetzel Purchase Price and the Unadjusted Lewis Purchase Price among the QER

Mineral Interests, the QER Wells & Equipment, the PMP Leaseholds, and the PMP Wells & Equipment for purposes of the respective Seller’s title representation in this Article 3, in accordance with the fair market value of such QER Mineral Interests, QER Wells & Equipment, the PMP Leaseholds and PMP Wells & Equipment (with respect to any of the QER Mineral Interests, the QER Wells & Equipment, the PMP Leaseholds and the PMP Wells & Equipment, such value is referred to herein as the “Allocated Value” and collectively, the “Allocated Values”). Sellers have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise make no representation or warranty as to the accuracy of such values.
     Section 3.5 Notice of Title Defects; Defect Adjustments.
          (a) To assert a claim of a Title Defect, Purchaser must deliver claim notices to the applicable Seller (each a “Title Defect Notice”) promptly after the discovery thereof, but in no event later than (y) three (3) Business Days prior to the expected First Closing Date in respect of the QER Wetzel Assets and the PMP Wetzel Assets and (z) four (4) Business Days prior to the expected Second Closing Date in respect of the QER Lewis Assets and the PMP Lewis Assets (each such cut-off date, the “Title Claim Date”). To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s) reasonably sufficient for such Seller to determine the basis of the alleged Title Defect, (ii) the QER Mineral Interests, the QER Wells & Equipment, the PMP Leaseholds and the PMP Wells & Equipment, as the case may be, adversely affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) all documents upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for such Seller (as well as any title attorney or examiner hired by the Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based, including any analysis by any title attorney or examiner hired by Purchaser.
          (b) If an officer of Purchaser has actual knowledge of any Title Benefit on or before the Title Claim Date, Purchaser shall as soon as practicable, but in any case by the Title Claim Date, deliver a notice to the applicable Seller in writing, which shall include (i) a description of the Title Benefit, (ii) the QER Mineral Interests, the QER Wells & Equipment, the PMP Leaseholds and the PMP Wells & Equipment, as the case may be, affected, (iii) the Allocated Values of the leases or wells subject to such Title Benefit and (iv) the amount by which Purchaser reasonably believes the Allocated Value of each of those leases or wells is increased by such Title Benefit, and the computations and information upon which Purchaser’s belief is based. Each Seller has the right, but not the obligation, to deliver to Purchaser a similar notice on or before the Title Claim Date with respect to each Title Benefit discovered by such Seller. Each Seller shall be deemed to have waived all Title Benefits of which no Party has given notice on or before the Title Claim Date, except to the extent Purchaser has failed to give a notice which it was obligated to give under this Section 3.5(b). For the avoidance of doubt, Purchaser shall have no obligation to discover or obtain knowledge of any Title Benefits.
          (c) Each Seller shall have the right, but not the obligation, to attempt, at such Seller’s sole cost, to cure or remove within 120 days following the (y) the First Closing Date with respect to the QER Wetzel Assets and the PMP Wetzel Assets and (z) the Second Closing Date with respect to the QER Lewis Assets and the PMP Lewis Assets (in each case subject to an automatic 60-day extension in respect of any alleged Title Defects for which such Seller has in good faith commenced and continued with its efforts to cure or remove, the “Cure Period”) any Title Defects for which it has received a Title Defect Notice from Purchaser prior to the Title Claim Date. No reduction shall be made to the QER Escrow Amount or the PMP Escrow Amount with respect to any Title Defect for which a Seller has provided notice to Purchaser prior to or on the applicable Closing Date that such Seller will attempt to cure the Title Defect during the Cure Period and upon further providing Purchaser with a written description of how such Seller plans on curing the Title Defect (a “Remedy Notice”) or for which such Seller in good faith disputes the existence thereof (a “Disputed Defect”). If, by the end of the Cure Period (the “Remedy Deadline”), a Seller has not cured the Title Defects for which it has provided a Remedy Notice, or, prior to the Remedy Deadline, such Seller and Purchaser cannot agree on (i) the proper and adequate cure for any such Title Defect, (ii) the Title Defect Amount, or (iii) whether the alleged Title Defect constitutes a Title Defect, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 3.5(j). A Seller’s election to attempt to cure a Title Defect shall be without prejudice to its rights under Section 3.5(j) and shall not constitute an admission against interests or a waiver of such Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. During the Cure Period, each Seller shall conduct any cure of alleged Title Defects using its resources, personnel and advisors; provided, however, that Purchaser shall reasonably cooperate with such Seller’s efforts including without cost to such Seller answering information requests and making records available for review promptly following such Seller’s request for same during normal business hours. Any Disputed Defects that have not been cured, waived, or otherwise resolved by the Parties prior to the Remedy Deadline shall be exclusively and finally resolved in accordance with the provisions of Section 3.5(j).
          (d) In the event that any Title Defect is not waived by Purchaser or, subject to Section 3.5(c), cured prior to the Remedy Deadline, each Seller shall, at its sole election, and subject to the Individual Title Threshold and the applicable Aggregate Title Deductible, elect to:
          (i) make a downward adjustment to the QER Escrow Amount or the PMP Escrow Amount, as applicable, or a disbursement to Purchaser from the QER Escrow Account or the PMP Escrow Account, as applicable, in accordance with Section 3.5(m) equal to an amount determined (the “Title Defect Amount”) pursuant to Section 3.5(h) as being the value of such Title Defect net of any Title Benefit Amount calculated in accordance with Section 3.5(i); or

          (ii) retain the entirety of the lease or well that is adversely affected by such Title Defect, in which event, (A) if this election is made prior to the First Closing or the Second Closing, the Unadjusted Wetzel Purchase Price or the Unadjusted Lewis Purchase Price, as applicable, shall be adjusted downward by an amount equal to the Allocated Value of such Title Defect Property in accordance with Section 2.4(a) and such lease or well shall no longer be included within the definition of Assets for any purpose under this Agreement and (B) if this election is made following the applicable Closing, at which Closing the affected Asset was transferred to Purchaser, then the Seller shall pay Purchaser an amount equal to the Allocated Value of such Title Defect Property upon the reconveyance of such Title Defect Property to the Seller. In the event that a Seller elects to retain the entirety of the affected Asset pursuant to this subsection (ii), Purchaser shall be entitled to a final election (exercisable at the applicable Closing or, with respect to an election made by a Seller following the applicable Closing pursuant to clause (B), within one Business Day after notice of such Seller election) to acquire such asset at the applicable Closing or, with respect to an election made by a Seller following the applicable Closing pursuant to clause (B), a delayed closing with a downward adjustment to, or disbursement from, the QER Escrow Amount or the PMP Escrow Amount, as applicable, equal the Title Defect Amount determined pursuant to Section 3.5(j).
          (e) Upon a Seller’s election to remedy a Title Defect pursuant to subsections (i) or (ii) of Section 3.5(d), and subject further to Purchaser’s final election right set forth in the last sentence of subsection (ii), the Parties shall complete any further conveyancing or reconveyancing of property as is necessary to effect such remedy. In the case of any such reconveyancing, Purchaser shall assign the relevant lease or well to or as directed by the Seller with the same warranty of title and subject to the same encumbrances reflected in the instrument by which Purchaser acquired title to the lease or well being reconveyed affecting such lease or well.
          (f) With respect to each lease or well affected by Title Benefits reported under Section 3.5(b) (or which Purchaser should have reported under Section 3.5(b) and which are identified on or prior to the Title Claim Date), an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such lease or well caused by such Title Benefits will be determined pursuant to Section 3.5(i), and such Title Benefit Amount shall be exclusively used to offset any Title Defect Amounts that are finally determined under this Section 3.5.
          (g) Section 3.5 shall be the exclusive right and remedy of Purchaser with respect to Title Defects but shall not limit Purchaser’s remedy pursuant to Section 12.3(b)(ii)(A) or Section 12.3(c)(ii)(A) for a material breach of Section 7.3. In this regard and notwithstanding anything to the contrary in this Agreement, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of any Seller as set forth in Article 4, then Purchaser shall only be entitled to assert such matter prior to the Title Claim Date as a Title Defect to the extent permitted by this Article 3 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

          (h) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
          (i) if Purchaser and the applicable Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
          (ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the undisputed and liquidated amount necessary to be paid to remove the Title Defect from the applicable Seller’s interest in the affected Title Defect Property;
          (iii) if the Title Defect reflects a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Schedule 3.4, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Schedule 3.4;
          (iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in clauses (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and the applicable Seller and such other factors as are necessary to make a proper evaluation; provided, however, that, the foregoing considerations notwithstanding, in the event that the Title Defect is reasonably susceptible of being cured as mutually agreed by Sellers and Purchaser, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;
          (v) the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; provided, that for clarification, it is understood that the same Title Defect may affect multiple Title Defect Properties in potentially different or identical Title Defect Amounts; and
          (vi) notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
          (i) The Title Benefit Amount for any Title Benefit described in clause (1) of the definition of Title Benefit in Section 3.2(b) shall be the product of the

Allocated Value of the affected lease or well multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Schedule 3.4, provided that if the Title Benefit does not affect a lease or well throughout the entire life of such lease or well, the Title Benefit Amount determined under this Section 3.5(i) shall be reduced to take into account the applicable time period only. The Title Benefit Amount for any Title Benefit described in clause (2) of the definition of Title Benefit in Section 3.2(b) shall be an amount mutually agreed upon by the applicable Seller and Purchaser, which such parties will determine by reference to the historic costs associated with such well and the percentage decrease in the working interest for such well stated in Schedule 3.4.
          (j) Each Seller and Purchaser shall attempt to agree on all Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, prior to the First Closing or the Second Closing, as applicable, in respect of the affected Assets. If, after the Remedy Deadline, a Seller and Purchaser are unable to agree on an alleged Title Defect/Title Benefit or Title Defect Amount/Title Benefit Amount (the “Disputed Title Matters”) such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 3.5(j).
          (i) Purchaser shall provide to such Seller by not later than the 5th Business Day following the Remedy Deadline a written description meeting the requirements of Section 3.5(a) or Section 3.5(b), as applicable, together with all supporting documentation, of the Disputed Title Matters. By not later than 10 Business Days after such Seller’s receipt of Purchaser’s written description of the Disputed Title Matters, such Seller shall provide to Purchaser a written response setting forth such Seller’s position with respect to the Disputed Title Matters together with all supporting documentation, including a written description meeting the requirements of Section 3.5(b) in the case of any Title Benefit Amount asserted by such Seller.
          (ii) By not later than 10 Business Days after Purchaser’s receipt of such Seller’s written response to Purchaser’s written description of the Disputed Title Matters, Purchaser may initiate a non-administered arbitration of any such dispute(s) by written notice to such Seller of any Disputed Title Matters (“Final Disputed Title Matters”) not otherwise resolved or waived that are to be resolved by arbitration (the “Title Arbitration Notice”).
          (iii) The arbitration shall be held before a one or three member arbitration panel (“Title Arbitration Panel”), determined as follows. Each member of the panel shall be an attorney with at least 10 years experience examining oil and gas titles in West Virginia. Within two Business Days following such Seller’s receipt of the Title Arbitration Notice, such Seller and Purchaser shall each exchange lists of five acceptable, qualified arbitrators. Within two Business Days following the exchange of lists of acceptable arbitrators, Purchaser and such Seller shall select by mutual agreement one arbitrator from the combined lists. If no such agreement is reached, Purchaser and such Seller shall each, by 5:00 pm Eastern Time of the second Business Day identify a single arbitrator from their original list of five acceptable arbitrators. The two selected arbitrators shall then together select a third arbitrator within three Business Days following their selection, which shall be no more than seven Business Days following the Title Arbitration Notice.
          (iv) Within three Business Days following the selection of the Title Arbitration Panel, the Parties shall submit one copy to each member of the Title Arbitration Panel of (A) this Agreement, with specific reference to this Section 3.5(j), (B) Purchaser’s written description of the Final Disputed Title Matters together with the supporting documents that were provided to such Seller, (C) such Seller’s written response to Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Purchaser, and (D) the Title Arbitration Notice. Within five Business Days following such submissions, each of the Parties may submit one written response to the other Party’s submission. The Title Arbitration Panel shall resolve the Final Disputed Title Matters based only on the foregoing submissions. Neither Purchaser nor such Seller shall have the right to submit additional documentation to the Title Arbitration Panel nor to demand discovery on the other Party.
          (v) The Title Arbitration Panel shall choose a location convenient for deliberation, or may deliberate by telephone conference. The Title Arbitration Panel shall make its determination by written decision within 30 Business Days following such Seller’s receipt of the Title Arbitration Notice (the “Arbitration Decision”). The Arbitration Decision shall be final and binding upon both Parties, without right of appeal. In making its determination, the Title Arbitration Panel shall be bound by the rules set forth in Section 3.5(h) and Section 3.5(i). The Title Arbitration Panel may consult with and engage disinterested third Persons to advise the Title Arbitration Panel, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five year period preceding the arbitration nor have any financial interest in the dispute.
          (vi) The Title Arbitration Panel shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts or Title Benefits and Title Benefit Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.
          (vii) Each Party shall each bear its own legal fees and other costs of preparing and presenting its case (none of which fees and costs shall be from the QER Escrow Account or PMP Escrow Account). Each Party shall bear one-half of the costs and expenses of the Title Arbitration Panel, including any costs incurred by the Title Arbitration Panel that are attributable to the consultation of any third Person.

          (viii) Seller and Purchaser shall implement the Arbitration Decision as follows: (A) in the case of alleged Title Defects determined to be Title Defects, such Seller shall remedy, at its sole election, such Title Defects pursuant to Section 3.5(d) within 10 Business Days following such Seller’s receipt of the Arbitration Decision, and (B) in the case of disputed Title Benefits and Title Benefit Amounts, any amounts that are determined to be owed to such Seller shall be paid to such Seller in accordance with Section 2.5(a), and in the case of disputed Title Defect Amounts, any amounts determined to be owed to Purchaser shall be distributed from the QER Escrow Account or the PMP Escrow Account, as applicable, pursuant to the procedures in the QER Escrow Agreement or the PMP Escrow Agreement, as applicable. Any alleged Title Defects/Title Benefits determined to be or not to be Title Defects/Title Benefits under the Arbitration Decision shall be final and binding as being or not being Title Defects/Title Benefits. The Parties shall complete any further conveyancing or reconveyancing of property as is necessary to effect the remedy chosen by such Seller pursuant to subsection (A) above. In the case of any such reconveyancing, Purchaser shall assign the relevant lease or well to or as directed by such Seller with the same warranty of title and subject to the same encumbrances reflected in the instrument by which Purchaser acquired title to the lease or well being reconveyed affecting such lease or well.
          (ix) Any dispute over the interpretation or application of this Section 3.5(j) shall be decided by the Title Arbitration Panel with reference to the Laws of the state in which the Title Defect Property giving rise to the Disputed Title Matter is located. Any award of the Title Arbitration Panel may be enforced against both Parties in the courts described in Section 13.7, or any other state in which any Party holds or owns property of any kind.
          (k) Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the QER Escrow Amount or the PMP Escrow Amount or disbursements from the QER Escrow Account or the PMP Escrow Account, respectively, as set forth in Section 3.5(m), or other remedies available under Section 3.5(d):
          (i) for any Title Defect Amount with respect to an individual Title Defect Property if such amount does not exceed $25,000 (the “Individual Title Threshold”); and
          (ii) unless the aggregate amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the Individual Title Threshold and excluding any Title Defect Amounts with respect to Title Defects cured by Sellers) exceeds the applicable Aggregate Title Deductible, after which point, subject to the Individual Title Threshold, Purchaser shall be entitled to remedies in accordance with Section 3.5(d) only to the extent that such Title Defects exceed the applicable Aggregate Title Deductible; provided that the aggregate amount of all Title Benefit Amounts shall be credited against and reduce any Title Defect Amounts in excess of the Individual Title Threshold.

In the event and to the extent the aggregate amount of Title Benefit Amounts offsets a portion of or equals or exceeds the aggregate amount of qualifying Title Defect Amounts (i.e., those in excess of the Individual Title Threshold), Sellers shall not be entitled to any payment from Purchaser with respect to the amount of the offset or any such excess amounts.
          (l) Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 13.19, time is of the essence in performing their obligations and exercising their rights under this Section 3.5, and, as such, each and every date and time by which such performance or exercise is due shall be the firm and final date and time.
          (m) The Parties agree that the QER Escrow Amount and the PMP Escrow Amount paid at each of the First Closing and the Second Closing shall only be adjusted for Title Defect Amounts that are finally determined in accordance with this Section 3.5 prior to each Seller’s delivery of its pre-closing settlement statement, as set forth in Section 2.4(e). Any Title Defect Amounts in respect of (i) the QER Wetzel Assets and the PMP Wetzel Assets that are finally resolved following the First Closing and (ii) the QER Lewis Assets and the PMP Lewis Assets that are finally resolved following the Second Closing, shall, subject to Section 3.5(c) and Section 3.5(d), be paid out of the QER Escrow Account and PMP Escrow Account, as applicable, in accordance with the provisions of the QER Escrow Agreement and PMP Escrow Agreement, respectively.
     Section 3.6 Limitations on Applicability. The right of Purchaser or Sellers to assert a Title Defect or Title Benefit, respectively, under this Agreement shall terminate on the Title Claim Date; provided, however, that until the alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount, as the case may be, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Sellers’ rights under Section 3.5 with respect to any alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount properly reported in accordance with Section 3.5 on or before the Title Claim Date. For the avoidance of doubt, the remedies set forth in Section 3.5 with respect to Title Defects and Title Benefits do not limit or affect any of Purchaser’s remedies pursuant to Section 12.3(b)(ii)(A) or Section 12.3(c)(ii)(A) for a material breach of Section 7.3, which are instead subject to the limitations set forth in Article 12.
     Section 3.7 Consents to Assignment and Preferential Rights to Purchase.
          (a) Promptly after the Execution Date but no later than five (5) Business Days following the Execution Date, each Seller shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth on Schedules 4.10 and 5.10 requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedules 4.10 and 5.10 in compliance with the terms of such rights and requesting waivers of such rights. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset. Each Seller shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to the applicable Closing; provided, however, that neither Seller shall be obligated to pay or cause to be paid any consideration to (or incur any cost or expense for the benefit of) the holder of any preferential rights in order to obtain a waiver thereof or compliance therewith. Purchaser shall cooperate with Sellers in all commercially reasonable respects in seeking to obtain such consents to assignment and waivers of preferential rights.
          (b) In no event shall there be transferred to Purchaser any Asset for which a consent requirement has not been satisfied and for which transfer is prohibited without such consent. In cases in which the Asset subject to such a requirement is a Contract and Purchaser is assigned the affected QER Mineral Interests, QER Wells & Equipment, the PMP Leaseholds, and PMP Wells & Equipment, as the case may be, to which the Contract relates, but the Contract is not transferred to Purchaser by the applicable Closing due to the unwaived consent requirement, each Seller shall continue after such Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Purchaser. In such a circumstance and until such consent is obtained, the Contract shall be held by such Seller for the benefit of Purchaser and upon receiving such consent, the Seller shall convey to Purchaser such benefit and Purchaser shall pay all amounts due thereunder and shall be responsible for the performance of any obligations under such Contract to the extent that Purchaser have been transferred the Assets necessary to perform under such Contract and further only to the extent such amounts and obligations accrue after the applicable Closing.
          (c) If the holder of a preferential right elects prior to the applicable Closing to purchase an Asset subject to a preferential right, and a Seller receives written notice of such election prior to such Closing, then the Asset subject to the preferential right will be eliminated from the Assets (and the transaction contemplated hereby) and the Unadjusted Wetzel Purchase Price or the Unadjusted Lewis Purchase Price, as applicable, shall be reduced by the Allocated Value of the Asset subject to the preferential right.
          (d) Should a third Person fail to exercise or waive its preferential right to purchase as to any portion of the Assets prior to the applicable Closing and the time for exercise or waiver has not yet expired, such Assets shall be held back from the Assets to be transferred and conveyed to Purchaser at such Closing, and the Unadjusted Wetzel Purchase Price or the Unadjusted Lewis Purchase Price, as applicable, shall be reduced by the Allocated Value of such retained Asset pursuant to Section 3.7(c). Any retained Asset so held back at such initial Closing will be conveyed to Purchaser at a delayed closing (which shall become the new Closing Date with respect to such retained Asset), within ten (10) days following the date on which the applicable Seller obtains, complies with, obtains a waiver or notice of election not to exercise or otherwise satisfy all remaining preferential rights with respect to such retained Asset. At the delayed closing, Purchaser shall pay the applicable Seller its portion of the Unadjusted Wetzel Purchase Price or the Unadjusted Lewis Purchase Price applicable to such Asset as adjusted for any Title Defects and other applicable adjustments as described in Section 2.4; provided, however, if all such preferential rights with respect to any retained Asset so held back at the applicable Closing are not obtained, complied with, waived or otherwise satisfied as contemplated herein within 120 days after such Closing has occurred with respect to any Asset, then such retained Asset shall be eliminated from the Assets and become an Excluded Asset.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF QER
     QER represents and warrants to Purchaser that the statements and matters set out in Section 4.1 through Section 4.28 are true and correct:
     Section 4.1 Existence and Qualification. QER is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as it is now being conducted. QER is duly qualified to do business, and is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary.
     Section 4.2 Power. QER has all requisite limited liability company power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
     Section 4.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of QER. This Agreement has been duly executed and delivered by QER (and all documents required hereunder to be executed and delivered by QER at the applicable Closing will be duly executed and delivered by QER) and this Agreement constitutes, and at the applicable Closing such documents will constitute, the valid and binding obligations of QER, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 4.4 Conflicts. Neither the execution and delivery of this Agreement by QER nor the consummation by QER of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of formation, limited liability company agreement or other organizational documents of QER, each as in effect as of the Execution Date and as of the applicable Closing Date, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any lien, encumbrance or right of termination, cancellation, payment, guaranty or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which QER is a party or by which the QER Assets are bound, (c) violate any Laws applicable to the QER Assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, or notification to, any Governmental Authority that has not been made or obtained.

     Section 4.5 Litigation. Except as disclosed on Schedule 4.5, there are no actions, suits or proceedings pending or, to the knowledge of QER, threatened in writing before or by any Governmental Authority or arbitrator against QER pertaining in any way to the QER Assets.
     Section 4.6 Taxes and Assessments. Except as disclosed on Schedule 4.6:
          (a) All Tax Returns required to be filed for, by, on behalf of QER with respect to the QER Assets, or with respect to the income, business or activity with respect to the QER Assets have been timely filed. All such Tax Returns are true and correct in all respects and were prepared in compliance with all applicable Laws. All Taxes due and owing as shown on such Tax Returns have been paid. No Person reporting Taxes with respect to the QER Assets (including income, business or activity with respect to the QER Assets) currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes which are not yet due and payable) upon the QER Assets.
          (b) There is no dispute or claim concerning any Tax liability of QER with respect to the QER Assets either claimed or raised by any authority in writing. To the knowledge of QER, no claim (which remains outstanding) has ever been made in writing by any authority in a jurisdiction where QER does not file Tax Returns with respect to the QER Assets that QER is or may be subject to taxation by that jurisdiction.
          (c) None of the QER Assets is held in an arrangement treated as a partnership for income Tax purposes.
     Section 4.7 Environmental Laws.
          (a) Except as disclosed on Schedule 4.7, QER’s ownership, use and operation of the QER Assets is in compliance in all respects with the requirements of all applicable Environmental Laws.
          (b) Except as disclosed on Schedule 4.7, all Permits or other authorizations issued by a Governmental Authority under Environmental Law required for the operation of the QER Assets as they are currently being operated have been timely obtained and are currently in full force and effect and QER is in compliance in all respects with, and QER’s ownership, use and operation of the QER Assets is in compliance with, all such permits and authorizations.
          (c) Except as disclosed on Schedule 4.7, there are no actions, suits, claims, investigations, inquiries or proceedings pending or threatened in writing brought by any Person before any Governmental Authority or arbitrator with respect to the QER Assets that pertain or relate to (i) violations of Environmental Laws, (ii) any remediation obligations under applicable Environmental Laws, (iii) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials, or (iv) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any similar state law.

          (d) No Person acting on behalf of QER has disposed or Released any Hazardous Materials on, at or under the QER Mineral Interests or the QER Wells & Equipment since 2008 that could reasonably expected to give rise to costs or liability.
          (e) QER is not currently operating or required to be operating the QER Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.
          (f) QER has provided Purchaser with copies of all environmental audits, evaluations, assessments, studies, tests or other evaluations of the QER Assets that are in the possession or subject to the control of QER or any of its consultants, agents or representatives.
          (g) The representations and warranties set forth in this Section 4.7 shall be the sole and exclusive representations and warranties of QER under this Agreement that address or relate to compliance with, liabilities under, or any factual or legal matters related to or arising out of Environmental Laws.
     Section 4.8 Compliance with Laws. Except with respect to Environmental Laws, which are addressed in Section 4.7, Governmental Authorizations, which are addressed in Section 4.15, and Tax Laws, which are addressed in Section 4.6, QER is in compliance with, and QER’s ownership, use and operation of the QER Assets are in compliance with, all applicable Laws.
     Section 4.9 Contracts.
          (a) Prior to the Execution Date, QER has provided Purchaser with access to true and correct copies of all QER Contracts which are listed on Exhibits E-1 and E-2. Except as is expressly set forth on Schedule 4.9: (i) each QER Contract is a valid and binding agreement of QER, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally or equitable principles; (ii) QER has performed, and, to the knowledge of QER, every other party has performed, each term, covenant and condition of each of the QER Contracts required to be performed by QER or such other party; (iii) to the knowledge of QER no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by QER or any other party, under any of the QER Contracts; and (iv) QER does not intend to, and has not received any notice that any other party to a QER Contract intends to, cancel or terminate such contract.
          (b) Except as is expressly set forth on Schedule 4.9: (i) to the knowledge of QER, no party has made written demand to renegotiate any amounts paid or payable to QER under any of the QER Contracts, (ii) there are no commissions due (or to become due) to any broker or other party as a result of the purchase or sale of Hydrocarbons under any of the QER Contracts, (iii) QER has not, with respect to the QER Contracts (A) received any quantity of natural gas or liquids, condensate or crude oil to be paid for thereafter other than in the normal cycle of billing or (B) received prepayments, advance payments or loans which will require the performance of services or provision of natural gas or liquids, condensate or crude oil under such QER Contracts on or after the Effective Time without being currently paid therefore other than in the normal cycle of billing, (iv) QER is not obligated, by virtue of prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to any oil and gas leases, or any lands pooled or unitized with such oil and gas leases, at some future time without then or thereafter receiving the full contract price therefore, (v) there is no call upon, option to purchase or similar right to obtain Hydrocarbons from the QER Mineral Interests, or any lands pooled or unitized with such oil and gas leases, in favor of any Person or entity other than pursuant to renewal rights or automatic renewal provisions contained in existing contracts for the sale for Hydrocarbons.
     Section 4.10 Consents and Preferential Purchase Rights. There are no preferential rights to purchase or required third-party consents to assignment, which may be applicable to the QER Assets resulting from the transactions contemplated by this Agreement, except for consents and approvals of Governmental Authorities that are customarily obtained after the applicable Closing, and as set forth on Schedule 4.9 or Schedule 4.10.
     Section 4.11 Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of QER or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.
     Section 4.12 Equipment and Personal Property. Except as set forth on Schedule 4.12, all currently producing wells and equipment are adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted. QER has all easements, rights of way, licenses and authorizations, from Governmental Authorities necessary to access, construct, operate, maintain and repair the wells and equipment in the ordinary course of business as currently conducted by QER and in compliance with all Laws.
     Section 4.13 Insurance. Schedule 4.13 lists all the insurance policies maintained by QER with respect to the QER Assets, and all historic occurrence-based policies written since 2008.
     Section 4.14 Payments for Production. Except as disclosed on Schedule 4.14, QER is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties, free gas arrangements and similar arrangements established in the QER Mineral Interests or reflected on Exhibits B-1, B-2, E-1, E-2, G-1 or G-2) to deliver a volume of Hydrocarbons, or proceeds from the sale thereof, attributable to QER’s interest in the QER Assets at some future time without receiving payment therefor at or after the time of delivery.

     Section 4.15 Governmental Authorizations. Except with respect to Environmental Laws, which are addressed in Section 4.7, QER (a) has obtained and is maintaining all Governmental Authorizations that are presently necessary or required for the ownership and operation of the QER Assets as currently owned by QER and (b) has operated the QER Assets in all respects in accordance with the conditions and provisions of such Governmental Authorizations, and no written notices of any violation have been received by QER, and no proceedings are pending or, to QER’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by QER.
     Section 4.16 Payout Balances. Schedule 4.16 contains a complete and accurate list of the status of “payout” balances, as of October 31, 2010, for each producing well included among the QER Wells & Equipment that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of an oil and gas lease by its terms).
     Section 4.17 Plugging and Abandonment. Except as set forth in Schedule 4.17, there are no wells located on the QER Mineral Interests that: (a) QER has received an order from any Governmental Authority requiring such well be plugged and abandoned, (b) were producing as of the Effective Date, but that as of the applicable Closing Date are shut in and have been for more than five (5) days, or temporarily abandoned, or (c) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements for each Governmental Authority having jurisdiction over the QER Assets.
     Section 4.18 No Expenses Owed or Delinquent. No expenses (including bills for labor, materials and supplies used or furnished for use in connection with the QER Assets) are owed and delinquent in payment by QER for which Purchaser would be liable after the Effective Time.
     Section 4.19 Current Bonds. Schedule 4.19 lists all surety bonds, letters of credit and other similar instruments maintained by QER and its Affiliates with respect to the QER Assets.
     Section 4.20 Outstanding Capital Commitments. As of the Execution Date, there are no outstanding Authority for Expenditures or other commitments to make capital expenditures which are binding on the QER Assets and which QER reasonably anticipates will individually require expenditures by the owner of the QER Assets after the Effective Time in excess of $20,000, other than those shown on Schedule 4.20.
     Section 4.21 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to QER’s knowledge, being contemplated by or threatened against QER.
     Section 4.22 Imbalances. Schedule 4.22 accurately sets forth in all respects all of QER’s Imbalances as of October 31, 2010, arising with respect to the QER Assets and, except as disclosed in Schedule 4.22: (a) no Person is entitled to receive any portion of QER’s Hydrocarbons produced from the QER Assets or to receive cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the QER Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (b) QER is not obligated to deliver any quantities of gas or to pay any penalties or amounts, in connection with the violation of any terms of any gas contract or other agreement with shippers with respect to the QER Assets, and (c) QER is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from wells in excess of contract requirements. Except as set forth on Schedule 4.22, QER has not received, or is obligated to receive, prepayments (including payments for gas not taken pursuant to “take or pay” arrangements) for any portion of QER’s Hydrocarbons produced from the QER Assets, as a result of which the obligation exists to deliver Hydrocarbons produced from the QER Assets after the Effective Time without then or thereafter receiving payment therefor.
     Section 4.23 Condemnation. There is no actual or to QER’s knowledge, no threatened taking (whether permanent, temporary, whole or partial) or any portion of the QER Assets by reason of condemnation or the threat of condemnation.
     Section 4.24 Lease Provisions. QER is in compliance with its obligations under the QER Mineral Interests.
     Section 4.25 Intellectual Property. None of the QER Assets uses or incorporates any intellectual property that infringes or misappropriates the intellectual property of any third Person, and no third Person is infringing or misappropriating any intellectual property used or incorporated in any QER Asset.
     Section 4.26 Suspense Amounts. Schedule 4.26 lists the amounts payable to owners of working interests, royalties and overriding royalties and other interests in the QER Assets held in suspense as of October 31, 2010.
     Section 4.27 Investment Intent. QER is acquiring the Common Stock constituting QER’s proportionate share of the Stock Consideration for its own account and not with a view to the sale or distribution thereof in violation of the Securities Act, the rules and regulations thereunder, any applicable state blue sky laws, or any other securities laws. QER acknowledges that such Common Stock has not been registered under the Securities Act or laws and that the following legend may be placed on such Common Stock:
THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE ISSUER) TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.
     Section 4.28 QER’s Independent Investigation. QER is (or its advisor is) experienced and knowledgeable in the oil and gas business and aware of the risks of that business, including the risks relating to an investment in Common Stock of MHR. QER has conducted its own independent review and analysis of MHR and such Common Stock and acknowledges that QER has satisfactory access to information about MHR. In entering into this Agreement, QER has relied solely upon its own investigation and analysis and the representations, warranties and covenants of Purchaser and MHR set forth in this Agreement, and QER:
          (a) acknowledges and agrees that QER has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Purchaser or any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally;
          (b) acknowledges and agrees that neither Purchaser nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives make or have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to QER or its directors, officers, employees, Affiliates, controlling persons, agents or representatives, including any information, document, or material provided or made available, or statements made, to QER (including its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives) in “data rooms,” management presentations or supplemental due diligence information provided to QER (including its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of Purchaser or in any other form in expectation of the transactions contemplated by this Agreement (collectively, “MHR Due Diligence Information”);
          (c) acknowledges and agrees that (i) the MHR Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and QER is familiar with such uncertainties, and (iii) QER is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to them and any use of or reliance by QER on such projections, estimates and other forecasts and plans shall be at its sole risk; and
          (d) agrees, to the fullest extent permitted by Law, that neither Purchaser nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to QER or its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to QER, or QER’s use of, any MHR Due Diligence Information, except that the foregoing limitations shall not apply to the extent the Purchaser and MHR make the specific representations and warranties set forth in this Agreement, but always subject to the limitations and restrictions contained in this Agreement.

     Section 4.29 Limitations.
          (a) Except as and to the extent expressly set forth in Article 3, this Article 4 and Section 7.9, (i) QER makes no representations or warranties, express or implied, and (ii) QER expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of QER or any of its Affiliates).
          (b) Except as expressly represented otherwise in Article 3 or this Article 4 and Section 7.9, and further except as to the special warranty of title included in the QER Conveyance, without limiting the generality of the foregoing, QER (1) makes no and expressly disclaims any representation or warranty, express or implied, as to (i) title to any of the QER Assets, (ii) the contents, character or nature of any descriptive memorandum, or any report of any petroleum engineering consultant, or any geological or seismic data or interpretation, relating to the QER Assets, (iii) the quantity, quality or recoverability of Hydrocarbons in or from the QER Assets, (iv) the existence of any prospect, recompletion, infill or step-out drilling opportunities, (v) any estimates of the value of the QER Assets or future revenues to be generated by the QER Assets, (vi) the production of Hydrocarbons from the QER Assets, or whether production has been continuous, or in paying quantities, or any production or decline rates, (vii) the maintenance, repair, condition, quality, suitability, design or marketability of the QER Assets, (viii) infringement of any intellectual property right, or (ix) any other materials or information that may have been made available or communicated to Purchaser or its Affiliates, or their employees, agents, consultants, representatives or advisors in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto, and (2) further disclaims any representation or warranty, express or implied, of merchantability, fitness for a particular purpose or conformity to models or samples of materials or any of the QER Assets, it being expressly understood and agreed by the parties that Purchaser shall be deemed to be obtaining the QER Assets in their present status, condition and state of repair, “as is” and “where is” with all faults and defects, and that Purchaser has made or caused to be made such inspections as Purchaser deems appropriate. Except as expressly represented otherwise in Section 4.7, QER has not and will not make any representation or warranty regarding any matter or circumstance relating to environmental laws, environmental liabilities, the release of materials into the environment or the protection of human health, safety, natural resources or the environment, or any other environmental condition of the QER Assets, and nothing in this Agreement or otherwise shall be construed as such a representation or warranty.
          (c) Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters not required to be disclosed by the terms of the Agreement are included.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PMP
     PMP represents and warrants to Purchaser that the statements and matters set out in Section 5.1 through Section 5.28 are true and correct:
     Section 5.1 Existence and Qualification. PMP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to carry on its business as it is now being conducted. PMP is duly qualified to do business, and is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary.
     Section 5.2 Power. PMP has all requisite limited liability company power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
     Section 5.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited liability company action on the part of PMP. This Agreement has been duly executed and delivered by PMP (and all documents required hereunder to be executed and delivered by PMP at the applicable Closing will be duly executed and delivered by PMP) and this Agreement constitutes, and at the applicable Closing such documents will constitute, the valid and binding obligations of PMP, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.4 Conflicts. Neither the execution and delivery of this Agreement by PMP nor the consummation by PMP of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of formation, limited liability company agreement or other organizational documents of PMP, each as in effect as of the Execution Date and as of the applicable Closing Date, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any lien, encumbrance or right of termination, cancellation, payment, guaranty or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which PMP is a party or by which the PMP Appalachian Assets are bound, (c) violate any Laws applicable to the PMP Appalachian Assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, or notification to, any Governmental Authority that has not been made or obtained.
     Section 5.5 Litigation. Except as disclosed on Schedule 5.5, there are no actions, suits or proceedings pending or, to the knowledge of PMP, threatened in writing before or by any

Governmental Authority or arbitrator against PMP pertaining in any way to the PMP Appalachian Assets.
     Section 5.6 Taxes and Assessments. Except as disclosed on Schedule 5.6:
          (a) All Tax Returns required to be filed for, by, on behalf of PMP with respect to the PMP Appalachian Assets, or with respect to the income, business or activity with respect to the PMP Appalachian Assets have been timely filed. All such Tax Returns are true and correct in all respects and were prepared in compliance with all applicable Laws. All Taxes due and owing as shown on such Tax Returns have been paid. No Person reporting Taxes with respect to the PMP Appalachian Assets (including income, business or activity with respect to the PMP Appalachian Assets) currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes which are not yet due and payable) upon the PMP Appalachian Assets.
          (b) There is no dispute or claim concerning any Tax liability of PMP with respect to the PMP Appalachian Assets either claimed or raised by any authority in writing. To the knowledge of PMP, no claim (which remains outstanding) has ever been made in writing by any authority in a jurisdiction where PMP does not file Tax Returns with respect to the PMP Appalachian Assets that PMP is or may be subject to taxation by that jurisdiction.
          (c) None of the PMP Appalachian Assets is held in an arrangement treated as a partnership for income Tax purposes.
     Section 5.7 Environmental Laws.
          (a) Except as disclosed on Schedule 5.7, PMP’s ownership, use and operation of the PMP Appalachian Assets is in compliance in all respects with the requirements of all applicable Environmental Laws.
          (b) Except as disclosed on Schedule 5.7, all Permits or other authorizations issued by a Governmental Authority under Environmental Law required for the operation of the PMP Appalachian Assets as they are currently being operated have been timely obtained and are currently in full force and effect and PMP is in compliance in all respects with, and PMP’s ownership, use and operation of the PMP Appalachian Assets is in compliance with, all such permits and authorizations.
          (c) Except as disclosed on Schedule 5.7, there are no actions, suits, claims, investigations, inquiries or proceedings pending or threatened in writing brought by any Person before any Governmental Authority or arbitrator with respect to the PMP Appalachian Assets that pertain or relate to (i) violations of Environmental Laws, (ii) any remediation obligations under applicable Environmental Laws, (iii) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA or any similar state law.

          (d) No Person acting on behalf of PMP has disposed or Released any Hazardous Materials on, at or under the PMP Leaseholds or PMP Wells & Equipment since 2008 that could reasonably expected to give rise to costs or liability.
          (e) PMP is not currently operating or required to be operating the PMP Appalachian Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.
          (f) PMP has provided Purchaser with copies of all environmental audits, evaluations, assessments, studies, tests or other evaluations of the PMP Appalachian Assets that are in the possession or subject to the control of PMP or any of its consultants, agents or representatives.
          (g) The representations and warranties set forth in this Section 5.7 shall be the sole and exclusive representations and warranties of PMP under this Agreement that address or relate to compliance with, liabilities under, or any factual or legal matters related to or arising out of Environmental Laws.
     Section 5.8 Compliance with Laws. Except with respect to Environmental Laws, which are addressed in Section 5.7, Governmental Authorizations, which are addressed in Section 5.15, and Tax Laws, which are addressed in Section 5.6, PMP is in compliance with, and PMP’s ownership, use and operation of the PMP Appalachian Assets are in compliance with, all applicable Laws.
     Section 5.9 PMP Contracts.
          (a) Prior to the Execution Date, PMP has provided Purchaser with access to true and correct copies of all PMP Contracts, which are listed on Exhibits F-1 and F-2. Except as is expressly set forth on Schedule 5.9: (i) each PMP Contract is a valid and binding agreement of PMP, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally or equitable principles; (ii) PMP has performed, and, to the knowledge of PMP, every other party has performed, each term, covenant and condition of each of the PMP Contracts required to be performed by PMP or such other party; (iii) to the knowledge of PMP no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by PMP or any other party, under any of the PMP Contracts; and (iv) PMP does not intend to, and has not received any notice that any other party to a PMP Contract intends to, cancel or terminate such contract.
          (b) Except as is expressly set forth on Schedule 5.9: (i) to the knowledge of PMP, no party has made written demand to renegotiate any amounts paid or payable to PMP under any of the PMP Contracts, (ii) there are no commissions due (or to become due) to any broker or other party as a result of the purchase or sale of Hydrocarbons under any of the PMP Contracts, (iii) PMP has not, with respect to the PMP Contracts (A) received any quantity of natural gas or liquids, condensate or crude oil to be paid for thereafter other than in the normal cycle of billing or (B) received prepayments, advance payments or loans which will require the performance of services or provision of natural gas or liquids, condensate or crude oil under such PMP Contracts on or after the Effective Time without being currently paid therefore other than in the normal cycle of billing, (iv) PMP is not obligated, by virtue of prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to any oil and gas leases, or any lands pooled or unitized with such oil and gas leases, at some future time without then or thereafter receiving the full contract price therefore, (v) there is no call upon, option to purchase or similar right to obtain Hydrocarbons from the PMP Leaseholds, or any lands pooled or unitized with such oil and gas leases, in favor of any Person or entity other than pursuant to renewal rights or automatic renewal provisions contained in existing contracts for the sale for Hydrocarbons.
     Section 5.10 Consents and Preferential Purchase Rights. There are no preferential rights to purchase or required third-party consents to assignment, which may be applicable to the PMP Appalachian Assets resulting from the transactions contemplated by this Agreement, except for consents and approvals of Governmental Authorities that are customarily obtained after the applicable Closing and as set forth on Schedule 5.9 or Schedule 5.10.
     Section 5.11 Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of PMP or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.
     Section 5.12 Equipment and Personal Property. Except as set forth on Schedule 5.12, all currently producing wells and equipment are adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted. PMP has all easements, rights of way, licenses and authorizations, from Governmental Authorities necessary to access, construct, operate, maintain and repair the wells and equipment in the ordinary course of business as currently conducted by PMP and in compliance with all Laws.
     Section 5.13 Insurance. Schedule 5.13 lists all the insurance policies maintained by PMP with respect to the PMP Appalachian Assets, and all historic occurrence-based policies written since the acquisition of the PMP Appalachian Assets in 2008.
     Section 5.14 Payments for Production. Except as disclosed on Schedule 5.14, PMP is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties, free gas arrangements and similar arrangements) to deliver a volume of Hydrocarbons, or proceeds from the sale thereof, attributable to PMP’s interest in the PMP Appalachian Assets at some future time without receiving payment therefor at or after the time of delivery.
     Section 5.15 Governmental Authorizations. Except with respect to Environmental Laws, which are addressed in Section 5.7, PMP (a) has obtained and is maintaining all

Governmental Authorizations that are presently necessary or required for the ownership and operation of the PMP Appalachian Assets as currently owned by PMP and (b) has operated the PMP Appalachian Assets in all respects in accordance with the conditions and provisions of such Governmental Authorizations, and no written notices of any violation have been received by PMP, and no proceedings are pending or, to PMP’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by PMP.
     Section 5.16 Payout Balances. Schedule 5.16 contains a complete and accurate list of the status of “payout” balances, as of October 31, 2010, for each producing well included among the PMP Wells that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of an oil and gas lease by its terms).
     Section 5.17 Plugging and Abandonment. Except as set forth in Schedule 5.17, there are no wells located on the PMP Leaseholds that: (a) PMP has received an order from any Governmental Authority requiring such well be plugged and abandoned, (b) were producing as of the Effective Date, but that as of the applicable Closing Date are shut in and have been for more than five (5) days, or temporarily abandoned, or (c) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements for each Governmental Authority having jurisdiction over the PMP Appalachian Assets.
     Section 5.18 No Expenses Owed or Delinquent. No expenses (including bills for labor, materials and supplies used or furnished for use in connection with the PMP Appalachian Assets) are owed and delinquent in payment by PMP for which Purchaser would be liable after the Effective Time.
     Section 5.19 Current Bonds. Schedule 5.19 lists all surety bonds, letters of credit and other similar instruments maintained by PMP and its Affiliates with respect to the PMP Appalachian Assets.
     Section 5.20 Outstanding Capital Commitments. As of the Execution Date, there are no outstanding Authority for Expenditures or other commitments to make capital expenditures which are binding on the PMP Appalachian Assets and which PMP reasonably anticipates will individually require expenditures by the owner of the PMP Appalachian Assets after the Effective Time in excess of $20,000, other than those shown on Schedule 5.20.
     Section 5.21 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to PMP’s knowledge, being contemplated by or threatened against PMP.
     Section 5.22 Imbalances. Schedule 5.22 accurately sets forth in all respects all of PMP’s Imbalances as of October 31, 2010, arising with respect to the PMP Wells and, except as disclosed in Schedule 5.22: (a) no Person is entitled to receive any portion of PMP’s Hydrocarbons produced from the PMP Wells or to receive cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the PMP Wells under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (b) PMP is not obligated to deliver any quantities of gas or to pay any penalties or amounts, in connection with the violation of any terms of any gas contract or other agreement with shippers with respect to the PMP Wells, and (c) PMP is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from wells in excess of contract requirements. Except as set forth on Schedule 5.22, PMP has not received, or is obligated to receive, prepayments (including payments for gas not taken pursuant to “take or pay” arrangements) for any portion of PMP’s Hydrocarbons produced from the PMP Wells, as a result of which the obligation exists to deliver Hydrocarbons produced from the PMP Wells after the Effective Time without then or thereafter receiving payment therefor.
     Section 5.23 Condemnation. There is no actual or to PMP’s knowledge, no threatened taking (whether permanent, temporary, whole or partial) or any portion of the PMP Appalachian Assets by reason of condemnation or the threat of condemnation.
     Section 5.24 Lease Provisions
     PMP is in compliance with its obligations under the PMP Leaseholds.
     Section 5.25 Intellectual Property. None of the PMP Appalachian Assets uses or incorporates any intellectual property that infringes or misappropriates the intellectual property of any third Person, and no third Person is infringing or misappropriating any intellectual property used or incorporated in any PMP Appalachian Asset.
     Section 5.26 Suspense Amounts. Schedule 5.26 lists the amounts payable to owners of working interests, royalties and overriding royalties and other interests in the PMP Assets held in suspense as of October 31, 2010.
     Section 5.27 Investment Intent. PMP is acquiring the Common Stock constituting PMP’s proportionate share of the Stock Consideration for its own account and not with a view to the sale or distribution thereof in violation of the Securities Act, the rules and regulations thereunder, any applicable state blue sky laws, or any other securities laws. PMP acknowledges that such Common Stock has not been registered under the Securities Act or laws and that the following legend may be placed on such Common Stock:
THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL (WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE ISSUER) TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

     Section 5.28 PMP’s Independent Investigation. PMP is (or its advisor is) experienced and knowledgeable in the oil and gas business and aware of the risks of that business, including the risks relating to an investment in Common Stock of MHR. PMP has conducted its own independent review and analysis of MHR and such Common Stock and acknowledges that PMP has satisfactory access to information about MHR. In entering into this Agreement, PMP has relied solely upon its own investigation and analysis and the representations, warranties and covenants of Purchaser and MHR set forth in this Agreement, and PMP:
          (a) acknowledges and agrees that PMP has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Purchaser or any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally;
          (b) acknowledges and agrees that neither Purchaser nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives make or have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the MHR Due Diligence Information;
          (c) acknowledges and agrees that (i) the MHR Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and PMP is familiar with such uncertainties, and (iii) PMP is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to them and any use of or reliance by PMP on such projections, estimates and other forecasts and plans shall be at its sole risk; and
          (d) agrees, to the fullest extent permitted by Law, that neither Purchaser nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to PMP or its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to PMP, or PMP’s use of, any MHR Due Diligence Information, except that the foregoing limitations shall not apply to the extent Purchaser and MHR make the specific representations and warranties set forth in this Agreement, but always subject to the limitations and restrictions contained in this Agreement.
     Section 5.29 Limitations.
          (a) Except as and to the extent expressly set forth in Article 3, this Article 5 and Section 7.9, (i) PMP makes no representations or warranties, express or implied, and (ii) PMP expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of PMP or any of its Affiliates).
          (b) Except as expressly represented otherwise in Article 3 or this Article 5 and Section 7.9, and further except as to the special warranty of title included in the PMP Conveyance, without limiting the generality of the foregoing, PMP (1) makes no and expressly disclaims any representation or warranty, express or implied, as to (i) title to any of the PMP Appalachian Assets, (ii) the contents, character or nature of any descriptive memorandum, or any report of any petroleum engineering consultant, or any geological or seismic data or interpretation, relating to the PMP Appalachian Assets, (iii) the quantity, quality or recoverability of Hydrocarbons in or from the PMP Appalachian Assets, (iv) the existence of any prospect, recompletion, infill or step-out drilling opportunities, (v) any estimates of the value of the PMP Appalachian Assets or future revenues to be generated by the PMP Appalachian Assets, (vi) the production of Hydrocarbons from the PMP Appalachian Assets, or whether production has been continuous, or in paying quantities, or any production or decline rates, (vii) the maintenance, repair, condition, quality, suitability, design or marketability of the PMP Appalachian Assets, (viii) infringement of any intellectual property right, or (ix) any other materials or information that may have been made available or communicated to Purchaser or its Affiliates, or their employees, agents, consultants, representatives or advisors in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto, and (2) further disclaims any representation or warranty, express or implied, of merchantability, fitness for a particular purpose or conformity to models or samples of materials or any of the PMP Appalachian Assets, it being expressly understood and agreed by the parties that Purchaser shall be deemed to be obtaining the PMP Appalachian Assets in their present status, condition and state of repair, “as is” and “where is” with all faults and defects, and that Purchaser has made or caused to be made such inspections as Purchaser deems appropriate. Except as expressly represented otherwise in Section 5.7, PMP has not and will not make any representation or warranty regarding any matter or circumstance relating to environmental laws, environmental liabilities, the release of materials into the environment or the protection of human health, safety, natural resources or the environment, or any other environmental condition of the PMP Appalachian Assets, and nothing in this Agreement or otherwise shall be construed as such a representation or warranty.
          (c) Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters not required to be disclosed by the terms of the Agreement are included.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Each of Purchaser and MHR represents and warrants to Sellers the matters set out in Section 6.1 through Section 6.15:
     Section 6.1 Existence and Qualification. MHR is duly formed, validly existing and in good standing under the laws the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted. MHR is duly qualified to do business, and is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Purchaser Material Adverse Effect.
     Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted. Purchaser is duly qualified to do business, and is in good standing, in each jurisdiction in which the assets owned or leased by it makes such qualification necessary except in jurisdictions, if any, where the failure to be so qualified would not result in a Purchaser Material Adverse Effect.
     Section 6.2 Power. Purchaser and MHR have, as applicable, all requisite corporate and limited liability company power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
     Section 6.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by, as applicable, all necessary corporate or limited liability company action on the part of Purchaser and MHR. This Agreement has been duly executed and delivered by Purchaser and MHR (and all documents required hereunder to be executed and delivered by Purchaser and MHR at the applicable Closing will be duly executed and delivered by Purchaser and MHR) and this Agreement constitutes, and at the applicable Closing such documents will constitute, the valid and binding obligations of Purchaser and MHR, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 6.4 Conflicts. Neither the execution and delivery of this Agreement by Purchaser and MHR nor the consummation by Purchaser and MHR of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the organizational documents of Purchaser or MHR, each as in effect as of the Execution Date and as of the applicable Closing Date, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any lien, encumbrance or right of termination, cancellation, payment, guaranty or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Purchaser or MHR is a party or by which Purchaser, MHR or any of their respective properties or assets are bound, (c) violate any Laws applicable to Purchaser, MHR or any of their respective properties or assets, (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, or notification to, any Governmental Authority or any third party that has not been made or obtained, or (e) result in the creation or imposition of any lien, charge or encumbrance upon any property of Purchaser or MHR or any of their respective subsidiaries pursuant to the agreements and instruments referred to in clause (b), except in the case of clauses (b), (c) and (d) of this Section 6.4 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.
     Section 6.5 Litigation. Except as set forth in the MHR SEC Reports, there are no actions, suits or proceedings pending or, to the knowledge of Purchaser or MHR, threatened in writing before or by any Governmental Authority or arbitrator against Purchaser or MHR or any Affiliate of Purchaser or MHR that would reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 6.6 No Vote Required. No vote of the holders of any class or series of MHR capital stock is necessary in connection with the transactions contemplated by this Agreement.
     Section 6.7 Financing. At the First Closing and the Second Closing, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Unadjusted Wetzel Cash Consideration and the Unadjusted Lewis Cash Consideration, respectively, to Sellers.
     Section 6.8 Capitalization. As of December 20, 2010, the authorized capitalization of MHR consisted of (a) 150 million shares of Common Stock, of which 71,150,446 shares were issued and outstanding, and (b) 10 million shares of Preferred Stock, of which 750,000 shares of Series C Cumulative Perpetual Preferred Stock are authorized and of which 2,629,673 shares were issued and outstanding. All of the issued and outstanding shares of capital stock of MHR have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights. Other than (a) this Agreement, (b) pursuant to any employee stock or benefit plan (c) as disclosed in the MHR SEC Reports or as set forth on Schedule 6.8 hereto, as of December 20, 2010, there were no outstanding subscriptions, options, calls, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other contract, whether or not in writing (including “rights plans” or “poison pills”) obligating MHR or any of its subsidiaries to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of MHR or its subsidiaries.
     Section 6.9 Common Stock. The Common Stock issuable to Sellers as the Stock Consideration has been duly authorized and, when issued to Sellers on the applicable Closing Date as part of the consideration for and against transfer of the Assets, such Common Stock will be validly issued, fully paid and non-assessable and free of pre-emptive rights.
     Section 6.10 MHR SEC Reports.

          (a) Except with respect to matters disclosed in writing to Sellers on December 23, 2010, MHR has filed all MHR SEC Reports required to be filed with the SEC. As of the respective dates the MHR SEC Reports were filed or, if any such MHR SEC Reports were amended, as of the date such amendment was filed, each MHR SEC Report, including any financial statements or schedules included therein, (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each document filed with the SEC by MHR that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of MHR’s subsidiaries is or has been required to file any forms, reports or other documents with the SEC that have not been filed. The reports of MHR’s independent auditors regarding MHR’s consolidated financial statements in the MHR SEC Reports, including any amendments thereto, have not been withdrawn, supplemented or modified, and none of MHR or any of the subsidiaries has received any communication from its independent auditors concerning any such withdrawal, supplement or modification.
          (b) The chief executive officer and chief financial officer of MHR have made all certifications (without qualification or exceptions to the matters certified) required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications were complete and correct as of the dates thereof; neither MHR nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. MHR is in substantial compliance with all applicable listing standards of the NYSE Amex (or such other Exchange on which the Common Stock is listed).
     Section 6.11 MHR Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of MHR (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q, as amended, for the nine months ended September 30, 2010 (collectively, the “MHR Financial Statements”) have been prepared from, and are in accordance with, the books and records of MHR and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of MHR and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of MHR and its subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).
     Section 6.12 Absence of Certain Changes. Except as set forth on Schedule 6.12 or in the MHR SEC Reports filed prior to the Execution Date or as contemplated by this Agreement, since September 30, 2010:
          (a) Except with respect to matters disclosed in writing to Sellers on December 23, 2010, MHR and its subsidiaries have conducted its and their respective businesses only in the ordinary course of business consistent with past practices; and
          (b) there has not been any change or development involving a prospective change, or combination of changes or developments, that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 6.13 Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser has conducted its own independent review and analysis of the Assets and acknowledges that Purchaser has been provided satisfactory access to the Assets for such purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the specific representations and warranties of Sellers set forth in Article 3, Article 4 and Section 7.9 of this Agreement, and Purchaser:
          (a) acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by each Seller or any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives that are not expressly set forth in Article 3, Article 4 or Section 7.9 of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally;
          (b) acknowledges and agrees that neither Seller nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or its directors, officers, employees, Affiliates, controlling persons, agents or representatives, including any information, document, or material provided or made available, or statements made, to Purchaser (including its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives) in “data rooms,” management presentations or supplemental due diligence information provided to Purchaser (including its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives) in connection with discussions or access to management of Sellers or in any other form in expectation of the transactions contemplated by this Agreement (collectively, “Due Diligence Information”);
          (c) acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Purchaser is familiar with such uncertainties, and (iii) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to them and any use of or reliance by Purchaser on such projections, estimates and other forecasts and plans shall be at its sole risk; and
          (d) agrees, to the fullest extent permitted by Law, that neither Seller nor any of its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Purchaser or its directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to Purchaser, or Purchaser’s use of, any Due Diligence Information, except that the foregoing limitations shall not apply to the extent the Sellers make the specific representations and warranties set forth in Article 3, Article 4 or Section 7.9 of this Agreement, but always subject to the limitations and restrictions contained in this Agreement.
     Section 6.14 Sarbanes-Oxley Act. MHR is in compliance in all material respects with provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it.
     Section 6.15 Liability for Brokers’ Fees. Neither Seller shall have, directly or indirectly, any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, MHR or their respective Affiliates for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.
     Section 6.16 No Integration.
None of MHR or any of its affiliates has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Stock Consideration in a manner that would require registration of the Stock Consideration under the Securities Act.
ARTICLE 7
COVENANTS OF THE PARTIES
     Section 7.1 Access. On and after the Execution Date, Sellers will give Purchaser and its representatives access to the Assets (and to personnel and representatives of Sellers responsible for the Assets at such times as Purchaser may reasonably request) and access to and the right to copy, at Purchaser’s expense, the Records in such Seller’s possession, for the purpose of conducting a confirmatory review of the Assets, but only to the extent that Seller may do so without violating applicable Laws. Such access by Purchaser shall be limited to each Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that does not unreasonably interfere with the operation of such Seller’s business. Purchaser shall be entitled to conduct a Phase I Environmental Site Assessment (as defined in applicable ASTM standards) of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws, subject to receipt of written permission from QER or PMP, as applicable, such permission not to be unreasonably withheld. Purchaser’s right of access shall not entitle Purchaser to operate any equipment or conduct intrusive testing or sampling. Purchaser shall provide QER or PMP, as applicable, with at least 48 hours written notice before the Assets are accessed pursuant to this paragraph, along with a description of the activities Purchaser intends to undertake. All information obtained by Purchaser and its representatives under this Section 7.1 shall be subject to the terms of that certain confidentiality agreement between PostRock Energy Corporation and Purchaser, dated as of June 16, 2010 (the “Confidentiality Agreement”), and any applicable privacy laws regarding personal information.
     Section 7.2 Press Releases. Neither Sellers nor Purchaser, nor any of their respective Affiliates, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof (including the Unadjusted Lewis Purchase Price and the Unadjusted Wetzel Purchase Price or any adjustments thereof) or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures to the extent (a) necessary for a Party to perform this Agreement (including disclosure to a Governmental Authority or any third Persons holding preferential rights to purchase any of the Assets, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (b) required (upon advice of counsel) by applicable securities or other applicable Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or (c) subject to the Confidentiality Agreement, such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (a) and (b), to the extent permitted by applicable Law, each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.
     Section 7.3 Operation of Assets. Except as otherwise set forth on Schedule 7.3(a) or as may be required by applicable Law, or unless Purchaser gives its prior written approval (which approval shall not be unreasonably withheld, delayed or conditioned):
          (a) until the First Closing and the Second Closing with respect to the Wetzel Assets and the Lewis Assets, respectively, or until the earlier termination of this Agreement under Article 11, each Seller shall operate its business with respect to the applicable Assets as a reasonable prudent operator and in the ordinary course consistent with past practice and, without limiting the generality of the preceding, shall:
          (i) not transfer, sell, hypothecate, encumber, grant any lien on or otherwise dispose of any of the applicable Assets;

          (ii) not undertake any individual capital expenditures or any contractual commitment in each case in excess of $20,000;
          (iii) maintain insurance coverage on the applicable Assets in the amounts and of the types currently in force;
          (iv) maintain all material governmental permits and approvals affecting the applicable Assets;
          (v) maintain in full force and effect, and not surrender or abandon, or waive any material rights with respect to, the applicable Assets, and fulfill all contractual or other covenants, obligations and conditions imposed upon the Sellers with respect to the applicable Assets, including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments;
          (vi) to the extent known to Sellers, provide Purchaser with written notice of (1) any claims, demands, suits or actions made against Sellers which affect the applicable Assets, or (2) any proposal from a third party to engage in any material transaction with respect to the operation of the applicable Assets;
          (vii) provide prompt notice to Purchaser of any notice received by Sellers of a default, claim, obligation or suit that directly impacts any of the applicable Assets;
          (viii) administer and operate the applicable Assets in accordance with the material provisions of any applicable operating agreement;
          (ix) not introduce any new methods of management, operation or accounting with respect to any of the applicable Assets, except as may be required by any Governmental Authority or by GAAP;
          (x) not grant or create any preference right with respect to the QER Mineral Interests or the PMP Leaseholds;
          (xi) not enter into any hedging transactions;
          (xii) except as otherwise permitted under Section 7.3(a)(ii), not enter into or amend any contracts or agreements with respect to the use, ownership or operation of the Assets; and
          (xiii) not agree to do any of the foregoing.
          (b) Notwithstanding the foregoing provisions of this Section 7.3, in the event of an emergency, a Seller may take such action as is reasonably necessary and shall notify Purchaser of such action promptly thereafter.

     Section 7.4 Indemnity Regarding Access. Purchaser agrees to indemnify, defend and hold harmless QER and PMP, their respective Affiliates, the other owners of interests in the Assets, and all such Persons’ directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, arising out of or relating to access to the Assets prior to the Second Closing by Purchaser, its Affiliates, or their directors, officers, employees, agents or representatives, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person; provided, that this does not apply to any acts constituting gross negligence or willful misconduct by the indemnified Person.
     Section 7.5 Governmental Reviews. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including (a) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.
     If a Party intends to participate in any meeting with any Governmental Authority with respect to the actions contemplated by this Section 7.5, it shall give the other Party reasonable prior notice of such meeting and permit the other Party to attend such meeting to the extent practicable.
     Section 7.6 Removal of Legend. In connection with a sale of the Common Stock by a Seller in reliance on Rule 144 under the Securities Act, the applicable Seller or its broker shall deliver to the transfer agent and MHR a broker representation letter providing to the transfer agent and MHR any information MHR deems necessary to determine that the sale of the Common Stock is made in compliance with Rule 144 under the Securities Act, including, as may be requested by MHR, a certification that the Seller is not an affiliate of MHR and regarding the length of time the Common Stock has been held and such other matters as MHR may reasonably request. In connection with any such sale, MHR shall be entitled to receive, upon request, a legal opinion covering customary matters with respect to Rule 144. Upon receipt of such representation letter, MHR shall promptly direct its transfer agent to exchange stock certificates bearing a restrictive legend for stock certificates without the legend (or a credit for such shares to book-entry accounts maintained by the transfer agent), and Sellers shall bear all reasonable and customary costs associated therewith, including any legal opinion required by the transfer agent in connection therewith. After any Seller or its permitted assigns have held the Common Stock for one year, if the certificates representing such Common Stock still bear the restrictive legend referred to in Section 4.27 and Section 5.27, MHR agrees, upon request, to take all steps necessary to promptly effect the removal of such legend from the certificates representing the

Common Stock, and shall bear all reasonable and customary costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Seller or its permitted assigns provide to MHR any information MHR deems necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an affiliate of MHR and regarding the length of time the Common Stock has been held and such other matters as MHR may reasonably request.
     Section 7.7 Further Assurances. The Parties agree that from time to time after the First Closing Date and the Second Closing Date they shall (a) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of conveyance, transfer, assignment or contribution and such further consents, certifications, affidavits and assurances as the Parties may reasonably request in order to vest in the Purchaser all right, title and interest in the applicable Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement upon the terms and conditions set forth herein and (b) take, or cause to be taken, all actions and do, or cause to be done, all such things as the Parties may reasonably request in order to put the Purchaser in actual possession of the applicable Assets or otherwise to accomplish the purposes of this Agreement. Promptly following the applicable Closing, Purchaser, at Purchaser’s cost and expense as provided in Section 13.3, shall effect recordation of any conveyances assigning and conveying the applicable Assets to Purchaser in each local jurisdiction where such Assets are located.
     Section 7.8 ***.
     Section 7.9 Replacement of Bonds, Letters of Credit and Guarantees.
          (a) The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by any Seller with any Governmental Authority or third Person and relating to the Assets are to be transferred to Purchaser.
          (b) On or before the First Closing, Purchaser shall use commercially reasonable efforts to obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees listed on Schedule 7.9(e), and the Parties shall use commercially reasonable efforts to cause, effective as of the First Closing, the cancellation or return to each Seller of the bonds, letters of credit and guarantees posted (or supported) by such Seller with respect to the Assets to be transferred at the First Closing.
          (c) On or before the Second Closing, Purchaser shall use commercially reasonable efforts to obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees listed on Schedule 7.9(e), and the Parties shall use commercially reasonable efforts to cause, effective as of the Second Closing, the cancellation or return to each Seller of the bonds, letters of credit and guarantees posted (or supported) by such Seller with respect to the Assets to be transferred at the Second Closing.
          (d) In the case of clause (b) or (c), Purchaser may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that Purchaser has previously posted as long as such existing bonds, letters of credit or guarantees are adequate to secure the release of those posted (or supported) by the Seller.
          (e) Schedule 7.9(e) identifies the bonds, letters of credit and guarantees posted (or supported) by each Seller with respect to the Assets as of the date noted on such Schedule, which Sellers may update until three Business Days prior to each applicable Closing Date with respect to the bonds, letters of credit and guarantees to be replaced on such Closing Date, but only acting consistently with past practice and in the ordinary course of business.
     Section 7.10 Field Employees
     Following the execution of this Agreement, Sellers shall permit Purchaser to communicate with Sellers’ field personnel associated with the Assets to allow Purchaser the opportunity to offer employment to any such field personnel as Purchaser may desire; provided, however, that prior to any such communication, Purchaser shall provide Sellers with written notice of Purchaser’s desire to communicate with any such personnel with the names of such personnel set forth in such notice.
     Section 7.11 Casualty
     If any Asset with an Allocated Value greater than $5,000 shall be damaged or destroyed by fire or other casualty before the applicable Closing, a Party may, at its option, and upon written notice prior to the applicable Closing to the other Parties elect to exclude such Asset from this Agreement. In the event that the Asset to be excluded pursuant to this Section 7.11 is the entirety of a particular property, well or oil and gas lease, the Unadjusted Wetzel Purchase Price or Unadjusted Lewis Purchase Price, as applicable, shall be reduced by the Allocated Value of the property, well or oil and gas lease, to be excluded. In the event that the Asset sought to be excluded is less than the entirety of a particular property, well or oil and gas lease, the Unadjusted Wetzel Purchase Price or Unadjusted Lewis Purchase Price, as applicable, shall be reduced by a mutually agreed upon amount. If none of the Parties elect to delete such Asset from this Agreement as aforesaid, the applicable Seller shall pay the deductible under any insurance policy or policies insuring the same and deliver to Purchaser, at the applicable Closing, any insurance proceeds actually received by such Seller by reason of such casualty, and assign to Purchaser all of its right, title and interest in any claim under any applicable insurance policies and against all third parties in respect of such casualty.
ARTICLE 8
CONDITIONS TO CLOSING
     Section 8.1 Sellers’ Conditions to First Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement to occur on the First Closing Date are subject, at the option of the relevant Seller, to the satisfaction on or prior to the First Closing of each of the following conditions:
          (a) Representations. The representations and warranties of Purchaser and MHR shall be true and correct in all material respects (other than those representations and warranties of Purchaser and MHR that are qualified as to materiality which shall be true and correct in all respects) as of the Execution Date and as of the First Closing Date as though made on and as of the First Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).
          (b) Performance. Purchaser and MHR shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the First Closing Date.
          (c) No Action. On the First Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in force.
          (d) Governmental Consents. All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Sellers to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted.
          (e) Stock Consideration. The Stock Consideration to be issued at the First Closing shall be approved for listing on the Exchange, subject to official notice of issuance.
          (f) Title Defect Properties. The aggregate value of all Title Defect Amounts in respect of the QER Wetzel Assets and the PMP Wetzel Assets, which amounts satisfy the limitations in Section 3.5(k) for Title Defect Properties that have been raised in good faith by Purchaser and not cured to Purchaser’s reasonable satisfaction as of the First Closing, does not exceed $4,200,000.
          (g) Preferential Rights and Consents. The aggregate amount of Allocated Values attributable to any QER Wetzel Assets or PMP Wetzel Assets which are to be retained by Sellers as of the First Closing pursuant to Section 3.7 does not exceed $4,200,000.
     Section 8.2 Purchaser’s Conditions to First Closing. The obligation of Purchaser to consummate the transactions contemplated by this Agreement to occur on the First Closing Date are subject, at the option of Purchaser, to the satisfaction on or prior to the First Closing of each of the following conditions:
          (a) Representations. The representations and warranties of each Seller shall be true and correct as of the Execution Date and as of the First Closing Date as though made on and as of the First Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not individually or in the aggregate have a Material Adverse Effect with respect to the PMP Wetzel Assets and the QER Wetzel Assets collectively.

          (b) Performance. Each Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by such Seller under this Agreement prior to or on the First Closing Date.
          (c) No Action. On the First Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in force.
          (d) Governmental Consents. All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Sellers to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted.
          (e) Stock Consideration. The Stock Consideration to be issued at the First Closing shall be approved for listing on the Exchange, subject to official notice of issuance.
          (f) Title Defect Properties. The aggregate value of all Title Defect Amounts in respect of the QER Wetzel Assets and the PMP Wetzel Assets, which amounts satisfy the limitations in Section 3.5(k) for Title Defect Properties that have been raised in good faith by Purchaser and not cured to Purchaser’s reasonable satisfaction as of the First Closing, does not exceed $4,200,000.
          (g) Preferential Rights and Consents. The aggregate amount of Allocated Values attributable to any QER Wetzel Assets or PMP Wetzel Assets which are to be retained by Sellers as of the First Closing pursuant to Section 3.7 does not exceed $4,200,000.
          (h) Specified Consents. The Sellers shall have obtained the consents specified on Schedule 8.2(h).
     Section 8.3 Sellers’ Conditions for Second Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement to occur on the Second Closing Date are subject, at the option of the relevant Seller, to the satisfaction on or prior to the Second Closing of each of the following conditions:
          (a) Representations. The representations and warranties of Purchaser and MHR shall be true and correct in all material respects (other than those representations and warranties of Purchaser and MHR that are qualified as to materiality which shall be true and correct in all respects) as of the Execution Date and as of the Second Closing Date as though made on and as of the Second Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

          (b) Performance. Purchaser and MHR shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Second Closing Date.
          (c) No Action. On the Second Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in force.
          (d) Governmental Consents. All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Sellers to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted.
          (e) Stock Consideration. The Stock Consideration to be issued at the Second Closing shall be approved for listing on the Exchange, subject to official notice of issuance.
          (f) Title Defect Properties. The aggregate value of all Title Defect Amounts in respect of the QER Lewis Assets and the PMP Lewis Assets, which amounts satisfy the limitations in Section 3.5(k) for Title Defect Properties that have been raised in good faith by Purchaser and not cured to Purchaser’s reasonable satisfaction as of the Second Closing, does not exceed $2,350,000.
          (g) Preferential Rights and Consents. The aggregate amount of Allocated Values attributable to any QER Lewis Assets or PMP Lewis Assets which are to be retained by Sellers as of the Second Closing pursuant to Section 3.7 does not exceed $2,350,000.
          (h) First Closing. The First Closing shall have occurred or be occurring simultaneously with the Second Closing.
     Section 8.4 Purchaser’s Conditions to Second Closing
The obligation of Purchaser to consummate the transactions contemplated by this Agreement to occur on the Second Closing Date are subject, at the option of Purchaser, to the satisfaction on or prior to the Second Closing of each of the following conditions:
          (a) Representations. The representations and warranties of each Seller shall be true and correct as of the Execution Date and as of the Second Closing Date as though made on and as of the Second Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not individually or in the aggregate have a Material Adverse Effect with respect to the PMP Lewis Assets and the QER Lewis Assets collectively.

          (b) Performance. Each Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by such Seller under this Agreement prior to or on the Second Closing Date.
          (c) No Action. On the Second Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority and remain in force.
          (d) Governmental Consents. All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Sellers to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted.
          (e) Stock Consideration. The Stock Consideration to be issued at the Second Closing shall be approved for listing on the Exchange, subject to official notice of issuance.
          (f) Title Defect Properties. The aggregate value of all Title Defect Amounts in respect of the QER Lewis Assets and the PMP Lewis Assets, which amounts satisfy the limitations in Section 3.5(k) for Title Defect Properties that have been raised in good faith by Purchaser and not cured to Purchaser’s reasonable satisfaction as of the First Closing, does not exceed $2,350,000.
          (g) Preferential Rights and Consents. The aggregate amount of Allocated Values attributable to any QER Lewis Assets or PMP Lewis Assets which are to be retained by Sellers as of the Second Closing pursuant to Section 3.7 does not exceed $2,350,000.
          (h) Specified Consents. The Sellers shall have obtained the consents specified on Schedule 8.2(h).
          (i) First Closing. The First Closing shall have occurred or be occurring simultaneously with the Second Closing.
ARTICLE 9
CLOSING
     Section 9.1 Time and Place of First Closing. The consummation of the purchase and sale of the Wetzel Assets contemplated by this Agreement (the “First Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at the offices of Baker Botts L.L.P. located at 910 Louisiana Street, Houston, Texas, at 10:00 a.m., local time, on December 30, 2010, or if all conditions in Article 8 to be satisfied prior to the First Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 11. The date on which the First Closing occurs is referred to herein as the “First Closing Date.”

     Section 9.2 QER First Closing Deliveries. At the First Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.4, QER shall deliver or cause to be delivered to Purchaser the following:
          (a) Conveyances of the QER Wetzel Assets substantially in the form attached hereto as Exhibit J (the “QER Conveyances”), duly executed by QER, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
          (b) the executed QER Escrow Agreement;
          (c) certificates duly executed by an authorized representative of QER, dated as of the First Closing Date, certifying on behalf of QER that the conditions set forth in Section 8.2(a) and Section 8.2(b) with respect to QER have been fulfilled;
          (d) where notices of approval or clearance certificates are received by QER pursuant to a filing or application under Section 7.5, copies of those notices of approval or clearance certificates;
          (e) recordable release of the QER Deed of Trust, insofar and only insofar as it affects the QER Wetzel Assets;
          (f) executed Assignment of Overriding Royalty Interest whereby the Royal Bank of Canada conveys all of its right, title and interest in and to the QER-RBC ORI to QER, insofar and only insofar as the QER-RBC ORI affects the QER Wetzel Assets, with such assignment made effective one day prior to the Effective Time;
          (g) executed Assignment of Overriding Royalty Interest whereby QER conveys all of its right, title and interest in and to the QER-RBC ORI to Purchaser, insofar and only insofar as it affects the QER Wetzel Assets; and
          (h) deliveries of such other instruments as Purchaser shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to QER and their counsel.
     Section 9.3 PMP First Closing Deliveries. At the First Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.4, PMP shall deliver or cause to be delivered to Purchaser the following:
          (a) Conveyances of the PMP Wetzel Assets substantially in the form attached hereto as Exhibit K (the “PMP Conveyances”), duly executed by PMP, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
          (b) the executed PMP Escrow Agreement;

          (c) certificates duly executed by an authorized representative of PMP, dated as of the First Closing Date, certifying on behalf of PMP that the conditions set forth in Section 8.2(a) and Section 8.2(b) with respect to PMP have been fulfilled;
          (d) where notices of approval or clearance certificates are received by PMP pursuant to a filing or application under Section 7.5, copies of those notices of approval or clearance certificates;
          (e) recordable release of the PMP Deed of Trust, insofar and only insofar as it affects the PMP Wetzel Assets; and
          (f) deliveries of such other instruments as Purchaser shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to PMP and their counsel.
     Section 9.4 Purchaser’s First Closing Deliveries. At the First Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 9.2 and Section 9.3, Purchaser and, in the case of Section 9.4(a) and Section 9.4(b), MHR shall deliver or cause to be delivered to Sellers the following:
          (a) wire transfers of the cash portion of the QER First Closing Payment and PMP First Closing Payment in same-day funds to the accounts specified by Sellers in accordance with Section 2.5;
          (b) stock certificates representing the Wetzel Stock Consideration;
          (c) confirmations, reasonably acceptable to each Seller, of receipt by the Escrow Agent of a wire transfer of the PMP First Closing Escrow Amount and the QER First Closing Escrow Amount in same-day funds to the PMP Escrow Account and the QER Escrow Account, respectively;
          (d) the executed QER Conveyances of the QER Wetzel Assets and PMP Conveyances of the PMP Wetzel Assets;
          (e) the letters-in-lieu of transfer orders covering the QER Wetzel Assets and the PMP Wetzel Assets, duly executed by Purchaser;
          (f) the executed QER Escrow Agreement and the executed PMP Escrow Agreement;
          (g) a certificate duly executed by an authorized officer of Purchaser, dated as of the First Closing Date, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a), Section 8.1(b) and Section 8.1(e) have been fulfilled;
          (h) where notices of approval are received by Purchaser pursuant to a filing or application under Section 7.5, copies of those notices of approval;

          (i) evidence of replacement bonds, guarantees, and letters of credit, pursuant to Section 7.9; and
          (j) deliveries of such other instruments as Sellers shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to Purchaser and its counsel.
     Section 9.5 Time and Place of Second Closing. The consummation of the purchase and sale of the Lewis Assets contemplated by this Agreement (the “Second Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at the offices of Baker Botts L.L.P. located at 910 Louisiana Street, Houston, Texas, at 10:00 a.m., local time, on January 14, 2011, or if all conditions in Article 8 (other than Section 8.3(h) or Section 8.4(i)) to be satisfied prior to the Second Closing have not yet been satisfied or waived, the first Business Day following the date on which all such conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied on the Second Closing Date, but subject to the satisfaction or waiver of such conditions), subject to the provisions of Article 11. The date on which the Second Closing occurs is referred to herein as the “Second Closing Date.”
     Section 9.6 QER Second Closing Deliveries. At the Second Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.8, QER shall deliver or cause to be delivered to Purchaser the following:
          (a) QER Conveyances of the QER Lewis Assets, duly executed by QER, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
          (b) certificates duly executed by an authorized representative of QER, dated as of the Second Closing Date, certifying on behalf of QER that the conditions set forth in Section 8.4(a) and Section 8.4(b) with respect to QER have been fulfilled;
          (c) where notices of approval or clearance certificates are received by QER pursuant to a filing or application under Section 7.5, copies of those notices of approval or clearance certificates;
          (d) recordable release of the QER Deed of Trust, insofar and only insofar as it affects the QER Lewis Assets;
          (e) executed Assignment of Overriding Royalty Interest whereby the Royal Bank of Canada conveys all of its right, title and interest in and to the QER-RBC ORI to QER, insofar and only insofar as the QER-RBC ORI affects the QER Lewis Assets, with such assignment made effective one day prior to the Effective Time;
          (f) executed Assignment of Overriding Royalty Interest whereby QER conveys all of its right, title and interest in and to the QER-RBC ORI to Purchaser, insofar and only insofar as it affects the QER Lewis Assets; and

          (g) deliveries of such other instruments as Purchaser shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to QER and their counsel.
     Section 9.7 PMP Second Closing Deliveries. At the Second Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.8, PMP shall deliver or cause to be delivered to Purchaser the following:
          (a) PMP Conveyances of the PMP Lewis Assets, duly executed by PMP, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
          (b) certificates duly executed by an authorized representative of PMP, dated as of the Second Closing Date, certifying on behalf of PMP that the conditions set forth in Section 8.4(a) and Section 8.4(b) with respect to PMP have been fulfilled;
          (c) where notices of approval or clearance certificates are received by PMP pursuant to a filing or application under Section 7.5, copies of those notices of approval or clearance certificates;
          (d) recordable release of the PMP Deed of Trust, insofar and only insofar as it affects the PMP Lewis Assets; and
          (e) deliveries of such other instruments as Purchaser shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to PMP and their counsel.
     Section 9.8 Purchaser’s Second Closing Deliveries. At the Second Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 9.6 and Section 9.7, Purchaser and, in the case of Section 9.8(a) and Section 9.8(b), MHR shall deliver or cause to be delivered to Sellers the following:
          (a) wire transfers of the cash portion of the QER Second Closing Payment and PMP Second Closing Payment in same-day funds to the accounts specified by Sellers in accordance with Section 2.5;
          (b) stock certificates representing the Lewis Stock Consideration;
          (c) confirmations, reasonably acceptable to each Seller, of receipt by the Escrow Agent of a wire transfer of the PMP Second Closing Escrow Amount and the QER Second Closing Escrow Amount in same-day funds to the PMP Escrow Account and the QER Escrow Account, respectively;
          (d) the executed QER Conveyances of the QER Lewis Assets and PMP Conveyances of the PMP Lewis Assets;

          (e) the letters-in-lieu of transfer orders covering the QER Lewis Assets and the PMP Lewis Assets, duly executed by Purchaser;
          (f) a certificate duly executed by an authorized officer of Purchaser, dated as of the Second Closing Date, certifying on behalf of Purchaser that the conditions set forth in Section 8.3(a) and Section 8.3(b) with respect to Purchaser and MHR have been fulfilled;
          (g) where notices of approval are received by Purchaser pursuant to a filing or application under Section 7.5, copies of those notices of approval;
          (h) evidence of replacement bonds, guarantees, and letters of credit, pursuant to Section 7.9; and
          (i) deliveries of such other instruments as Sellers shall reasonably request, which instruments and documents shall be reasonably satisfactory in form and substance to Purchaser and its counsel.
ARTICLE 10
TAX MATTERS
     Section 10.1 Liability for Taxes.
          (a) Certain Transfer Taxes.
          (i) Any Transfer Taxes imposed on the purchase and sale of the Assets pursuant to the transactions contemplated by this Agreement shall be borne 50% by Sellers, as applicable, and 50% by Purchaser. Based upon the applicable tax rates, the Parties shall, in good faith, prior to the First Closing and Second Closing, agree on the dollar amounts of each Seller’s transfer tax liability attributable to the Assets acquired by Purchaser at such closing, and said amounts shall be deducted from the Unadjusted Wetzel Purchase Price or Unadjusted Lewis Purchase Price, as applicable, pursuant to Section 2.4.
          (ii) The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes described in this Section 10.1(a).
          (b) From and after each of the First Closing and the Second Closing, Purchaser shall be liable for, and shall indemnify and hold harmless Sellers against, any Tax imposed on or with respect to the Assets transferred at such Closing if such Tax is not the responsibility of Sellers under this Agreement and Sellers shall be liable for, and shall indemnify and hold harmless Purchaser against any Taxes which are included within the definition of Retained Seller Liabilities. Procedures similar to those in Article 12 shall apply to this indemnity. For Tax reporting, consistent with Retained Seller Liabilities, the parties agree that the Sellers shall report income and expenses for Tax purposes through the applicable Closing for the Assets.

     Section 10.2 Access to Information.
          (a) From and after each of the First Closing Date and the Second Closing Date, each Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets transferred at such Closing within the possession of such Seller to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.
          (b) From and after each of the First Closing Date and the Second Closing Date, Purchaser shall grant to each Seller (or such Seller’s designees) access at all reasonable times to all of the information, books and records relating to the Assets transferred at such Closing within the possession of Purchaser to the extent reasonably necessary to permit such Seller (or its designees) to prepare Tax Returns, to conduct negotiations with, or contest deficiencies asserted by, Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.
          (c) Each of the Parties will preserve and retain all material schedules, work papers and other documents within the Party’s possession relating to any Tax Returns in respect of Taxes attributable to the Assets or to any claims, audits or other proceedings affecting the Assets until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.
          (d) At Purchaser’s or a Seller’s request, the other Party shall provide reasonable access to Purchaser or Sellers, as the case may be, and their respective Affiliates’ personnel who have knowledge of the information described in this Section 10.2.
ARTICLE 11
TERMINATION AND AMENDMENT
     Section 11.1 Termination. This Agreement may be terminated at any time after the Execution Date and prior to the Second Closing only:
          (a) by the mutual written consent of Sellers and Purchaser;
          (b) by any Seller, or Purchaser, by written notice to the other Party, if the Second Closing has not occurred on or before January 31, 2011 (the “Initial Termination Date”), provided, however, that, if on the Initial Termination Date any of the conditions to the First Closing or the Second Closing set forth in Section 8.1(f), Section 8.1(g), Section 8.2(f), Section 8.2(g), Section 8.3(f), Section 8.3(g), Section 8.4(f) or Section 8.4(g), as applicable, shall not have been fulfilled but all other conditions to such closing shall be or shall be capable of being fulfilled, then the Initial Termination

Date may be extended on one or more occasions at the option of the Sellers by written notice to the Purchaser to a date not later than March 1, 2011;
          (c) by any Seller, or Purchaser, by written notice to the other Party, if a Governmental Authority shall have issued an injunction, order or award or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such injunction, order, award or other action shall have become final and non-appealable;
          (d) by any Seller, by written notice to Purchaser, if Purchaser or MHR, as the case may be, breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 8.1(a), Section 8.1(b), Section 8.3(a) or Section 8.3(b) and (ii) cannot be cured or, if curable, is not or are not cured within 30 days after written notice from such Seller; or
          (e) by Purchaser, by written notice to Sellers, if any Seller breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 8.2(a), Section 8.2(b), Section 8.4(a) or Section 8.4(b) and (ii) cannot be cured or, if curable, is not or are not cured within 30 days after written notice from Purchaser.
Notwithstanding the foregoing, no Party shall be entitled to terminate this Agreement under Section 11.1(b), Section 11.1(d) or Section 11.1(e), if such Party is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 8.1(a), Section 8.1(b), Section 8.3(a) or Section 8.3(b), if Purchaser is then seeking termination, or Section 8.2(a), Section 8.2(b), Section 8.4(a) or Section 8.4(b), if Seller is then seeking termination.
     Section 11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.1, Section 4.11, Section 5.11, Section 6.15, Section 7.2, Section 7.4, Article 11, Section 13.2, Section 13.3, Section 13.6, Section 13.7, Section 13.8, Section 13.9, Section 13.11, Section 13.13, Section 13.14, Section 13.15, Section 13.16 and Section 13.18 and of the Confidentiality Agreement, all of which shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 11.1 shall not relieve any Party from liability for any willful failure to perform or observe in any material respect any of its agreements or covenants contained herein, or willful breach of any representations or warranties, that are to be performed or observed at or prior to the applicable Closing. In the event this Agreement terminates under Section 11.1 and any Party has willfully failed to perform or observe in any material respect any of its agreements or covenants contained herein, or willfully breached any of its representations or warranties, which are to be performed or observed at or prior to the applicable Closing, then the other Party, subject to Section 13.18, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which the other Party may be entitled. In addition, notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement pursuant to Section 11.1 following the First Closing, the provisions of this Agreement shall remain in effect in accordance with their terms, except for the obligations to the extent relating to the Lewis Assets and the obligation to consummate the transactions contemplated by the Second Closing.
ARTICLE 12
INDEMNIFICATION; LIMITATIONS
     Section 12.1 Assumption. Without limiting Purchaser’s rights to indemnity under this Article 12, Purchaser shall assume and hereby agrees to timely fulfill, perform, pay and discharge the Assumed Obligations. Assumed Obligations means the following specified items: (a) the Property Costs attributable to the Assets following the Effective Time; (b) any liability or obligation arising out of the PMP Contracts and the QER Contracts, to the extent such liabilities and obligations accrue following the applicable Closing; (c) the plugging and abandonment any of the PMP Wells or QER Wells & Equipment; (d) the removal and dispose of all structures and equipment constituting a part of the PMP Wells or QER Wells & Equipment; (e) except as it may arise from a breach of the representations set forth in Section 4.7 and Section 5.7 and the indemnification of such representations in this Article 12, liabilities and obligations relating to the Assets and arising from or in connection with any Environmental Laws; (f) those items listed as a reduction in the purchase price pursuant to Section 2.4(a)(i)(E), Section 2.4(a)(i)(F), Section 2.4(a)(ii)(E), Section 2.4(a)(ii)(F), Section 2.4(b)(i)(E), Section 2.4(b)(i)(F), Section 2.4(b)(ii)(E) or Section 2.4(b)(ii)(F); and (g) liabilities and obligations that relate to the ownership, use or operation by Purchaser of the Assets after the applicable Closing; provided, however, that Purchaser does not assume any obligations, costs or liabilities to the extent that they are Retained Seller Liabilities. Notwithstanding anything herein to the contrary, Purchaser is not assuming any liabilities or obligations, known or unknown, of Sellers or their Affiliates with respect to the Assets, except any thereof which may constitute Assumed Obligations set forth above.

     Section 12.2 Independent Nature of Sellers’ Obligations and Rights. The obligations of each Seller under this Agreement are several and not joint, and neither Seller shall be responsible in any way for the performance of the obligations of the other Seller under this Agreement. Any claim by Purchaser for indemnification pursuant to this Article 12 shall be made against the specific Seller to which such claim relates and any amounts retained by Purchaser as a result of such claim shall be received from either the QER Escrow Account or the PMP Escrow Account, as applicable.
     Section 12.3 Indemnification.
          (a) From and after the First Closing, Purchaser shall indemnify, defend and hold harmless each of the Sellers and its and their current and former Affiliates and their respective officers, directors, employees and agents (the “Seller Indemnified Persons”) against and from all Damages incurred or suffered by such Persons to the extent caused by, arising out of or resulting from:
          (i) the Assumed Obligations;
          (ii) any breach of any of Purchaser’s or MHR’s covenants or agreements contained in this Agreement in any material respect to the extent such breach relates to performance prior to, on or after the applicable Closing; or
          (iii) any breach of any representation or warranty made by Purchaser or MHR contained in Article 6 of this Agreement or in any certificate delivered pursuant to Section 9.4(g) to the extent related to such representations and warranties, even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Seller Indemnified Persons, but excepting in each case Damages against which a Seller would be required to indemnify Purchaser under Section 12.3(b) or Section 12.3(c) at the time the claim notice is presented by Purchaser.
          (b) (i) From and after the First Closing, and which may be from the QER Escrow Account Balance or from QER directly, at Purchaser’s election, QER shall indemnify, defend and hold harmless Purchaser, its then-current and former Affiliates and their respective officers, directors, employees and agents (collectively, the “Purchaser Indemnified Persons”) against and from all Damages incurred or suffered by such Persons to the extent caused by, arising out of or resulting from the Retained Seller Liabilities applicable to QER, any breach of any of QER’s covenants or agreements contained in this Agreement to the extent such breach relates to QER’s performance on or after the applicable Closing or any breach of QER’s Fundamental and Tax Representations, or in any certificate delivered pursuant to Section 9.2(c) and Section 9.6(b) to the extent related to QER’s Fundamental and Tax Representations (without regard to materiality as to such certificate for purposes of this provision only) ; and

          (ii) From and after the First Closing and solely from the QER Escrow Account Balance to the extent provided in Section 12.5(d), QER shall indemnify, defend and hold harmless the Purchaser Indemnified Persons against and from all Damages incurred or suffered by such Persons to the extent caused by, arising out of or resulting from:
          (A) any breach of any of QER’s covenants or agreements contained in this Agreement in any respect to the extent such breach relates to QER’s performance prior to the applicable Closing; or
          (B) any breach of any representation or warranty made by QER contained in Article 4 or Section 7.9 of this Agreement, or in any certificate delivered pursuant to Section 9.2(c) and Section 9.6(b) (without regard to materiality as to such certificate for purposes of this provision only) to the extent related to such representations and warranties;
even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Purchaser Indemnified Persons.
          (c) (i) From and after the First Closing, and which may be from the PMP Escrow Account Balance or from PMP directly, at Purchaser’s election, PMP shall indemnify, defend and hold harmless the Purchaser Indemnified Persons against and from all Damages incurred or suffered by such Persons to the extent caused by, arising out of or resulting from the Retained Seller Liabilities applicable to PMP, any breach of any of PMP’s covenants or agreements contained in this Agreement to the extent such breach relates to PMP’s performance on or after the applicable Closing or any breach of PMP’s Fundamental and Tax Representations, or in any certificate delivered pursuant to Section 9.3(c) and Section 9.7(b) to the extent related to PMP’s Fundamental and Tax Representations (without regard to materiality as to such certificate for purposes of this provision only); and
          (ii) From and after the First Closing and solely from the PMP Escrow Account Balance to the extent provided in Section 12.5(d), PMP shall indemnify, defend and hold harmless the Purchaser Indemnified Persons against and from all Damages incurred or suffered by such Persons to the extent caused by, arising out of or resulting from:
          (A) any breach of any of PMP’s covenants or agreements contained in this Agreement in any respect to the extent such breach relates to PMP’s performance prior to the applicable Closing; or
          (B) any breach of any representation or warranty made by PMP contained in Article 5 or Section 7.9 of this Agreement, or in any certificate delivered pursuant to Section 9.2(c) and Section 9.7(b) (without regard to materiality as to such certificate for purposes of this provision only) to the extent related to such representations and warranties;

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Purchaser Indemnified Persons.
          (d) The Parties agree that, in the absence of fraud, the sole and exclusive post-Closing remedy of any Party to this Agreement, any Indemnified Person or their respective Affiliates, with respect to this Agreement or any other claims relating to the Assets, the events giving rise to this Agreement and the transactions provided for in this Agreement or contemplated by this Agreement or by any other such claims relating to the Assets, events giving rise to this Agreement and the transactions provided for in this Agreement shall be limited to the indemnification provisions set forth in Article 10 and this Article 12.
          (e) “Damages,” shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person to the extent arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise. Notwithstanding the foregoing, Purchaser and Sellers shall not be entitled to indemnification under this Section 12.3 for, and Damages shall not include, (i) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (other than loss of profits, consequential damages or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) or (ii) except with respect to claims for fraud, any Assumed Obligations, Retained Seller Liabilities, breach of a Fundamental and Tax Representation or breach of a covenant or agreement that relates to performance on or after the applicable Closing, any liability, loss, cost, expense, claim, award or judgment that does not individually exceed $20,000.
          (f) Any claim for indemnity under this Section 12.3 by any current or former Affiliate, director, officer, employee or agent of a Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than a Seller and Purchaser shall have any rights against any Party under the terms of this Section 12.3 except as may be exercised on its behalf by Purchaser or a Seller pursuant to this Section 12.3(f). Each Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 12.3(f) on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 12.3(f).
          (g) This Section 12.3 shall not apply in respect of title matters, which, except to the extent resulting from a breach of Section 7.3 subject to indemnification under Section 12.3(b)(ii)(A) or Section 12.3(c)(ii)(A), are exclusively covered by Article 3. Notwithstanding anything to the contrary in this Agreement, in the event a Tax results in an indemnity obligation pursuant to Section 10.1 and this Section 12.3, the Party to which the indemnity obligation relates shall only be liable under Section 10.1.
          (h) Notwithstanding anything to the contrary in this Agreement, to the extent a claim for indemnity under Section 12.3(b) or Section 12.3(c) arises from or in connection with any matter which could also result in a claim for indemnity under

Section 12.3(b)(ii)(B) or Section 12.3(c)(ii)(B) due to any breach of any representation or warranty made by a Seller in this Agreement other than any of the Fundamental and Tax Representations, then Purchaser shall only be entitled to assert such matter pursuant to Section 12.3(b)(ii)(B) or Section 12.3(c)(ii)(B) as the basis of the breach of any such representation or warranty; provided, however, that this Section 12.3(h) shall in no way affect the last sentence in Section 12.5(b).
     Section 12.4 Indemnification Actions. All claims for indemnification under Section 12.3 shall be asserted and resolved as follows:
          (a) For purposes of this Article 12, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 12, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 12 (including, for the avoidance of doubt, those Persons identified in Section 12.3(f)).
          (b) To make a claim for indemnification under Section 12.3, an Indemnified Person shall notify the Indemnifying Person or Persons of its claim, including, to the extent reasonably practicable, the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 12.4 shall not relieve the Indemnifying Person of its obligations under Section 12.3 except to the extent such Indemnifying Person is actually prejudiced by such failure. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
          (c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 12. If the Indemnifying Person does not notify the Indemnified Person within such 30 day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem reasonably necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
          (d) An Indemnifying Person shall have the right to defend, at its sole cost and expense, the Claim with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person. Such Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in all reasonable respects in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 12.4(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution that the Indemnified Person is not liable with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) provides for relief or contains as a remedy anything other than money damages covered by the indemnity.
          (e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.
          (f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide indemnification hereunder.
     Section 12.5 Limitation on Actions.
          (a) If the First Closing occurs, the representations and warranties of Sellers in Article 4 and Article 5 and of Purchaser and MHR in Article 6, and in any

certificate delivered pursuant to Section 9.2(c), Section 9.3(c) and Section 9.4(g) to the extent related to such representations and warranties, shall survive the First Closing for a period of eighteen (18) months; provided, however, that the Fundamental and Tax Representations and the representations and warranties in Section 6.1, Section 6.2 and Section 6.3 shall survive the First Closing and shall continue for the applicable statute of limitations relating to the subject matter thereof plus thirty (30) days. Each covenant and agreement of the Parties and MHR contained in this Agreement that requires performance prior to the applicable Closing shall survive the applicable Closing for a period of eighteen (18) months, and each covenant and agreement of the Parties and MHR contained in this Agreement that requires performance following the applicable Closing shall survive the applicable Closing indefinitely unless otherwise stated herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim duly asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
          (b) The indemnities in Section 12.3(a)(ii), Section 12.3(a)(iii), Section 12.3(b)(ii) and Section 12.3(c)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 12.3(a)(i), Section 12.3(b) and Section 12.3(c) shall continue without time limit.
          (c) QER shall have no liability for any indemnification under Section 12.3(b)(ii)(B) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds the applicable Aggregate QER Indemnity Deductible, and then only to the extent such Damages exceed the applicable Aggregate QER Indemnity Deductible. PMP shall have no liability for any indemnification under Section 12.3(c)(ii)(B) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds the applicable Aggregate PMP Indemnity Deductible, and then only to the extent such Damages exceed the applicable Aggregate PMP Indemnity Deductible. This Section 12.5(c) shall not limit indemnification with respect to (i) fraud, (ii) breaches of the Fundamental and Tax Representations, (iii) the Retained Seller Liabilities, or (iv) the indemnities in Section 12.3(b)(i) and Section 12.3(c)(i), nor shall Damages for those matters count toward the threshold in the first two sentences of this Section 12.5(c).
          (d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, but subject to Section 3.5(c) and Section 3.5(d), Purchaser’s sole and exclusive recourse and remedy to satisfy each Seller’s obligations to indemnify Purchaser under Section 12.3(b)(ii) and Section 12.3(c)(ii) and Title Defect Amounts determined in accordance with Section 3.5 shall be to the QER Escrow Account Balance or the PMP Escrow Account Balance, as applicable, and once the amount in the relevant account has been expended in accordance with this Agreement, Purchaser shall have no further recourse against either Seller with respect to those claims; provided, however, that this Section 12.5(d) shall not limit each Seller’s liability with respect to (i) fraud, (ii) breaches of the Fundamental and Tax Representations, (iii) the Retained Seller Liabilities, and (iv) the indemnities in Section 12.3(b)(i) and Section 12.3(c)(i).
     Section 12.6 Release of the Escrow Account Balance. The Parties agree that the Escrow Agent shall disburse the QER Escrow Account Balance and the PMP Escrow Account Balance in accordance with the procedures set forth in the QER Escrow Agreement and the PMP Escrow Agreement, respectively.
ARTICLE 13
MISCELLANEOUS
     Section 13.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement.
     Section 13.2 Notices. Unless otherwise expressly indicated to the contrary in this Agreement, all notices, requests, demands and other communications that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English, and shall be deemed to have been duly given (a) when personally delivered, (b) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (c) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (d) one (1) Business Day after having been dispatched for next day delivery by a nationally recognized overnight courier service, addressed to the Parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either Party to the other) as follows:

If to a Seller:	PostRock Energy Services Corporation
210 Park Avenue, Suite 2750
Oklahoma City, OK 73102

Attention:	Stephen DeGiusti, Secretary and Treasurer
Telephone:	(405) 702-7420
Telecopy:	(405) 600-7756

and with a copy to (which shall not constitute notice):
Baker Botts L.L.P.
910 Louisiana Street
One Shell Plaza
Houston, Texas 77002

Attention:	Tull R. Florey
Telephone:	(713) 229-1379
Telecopy:	(713) 229-2779

If to Purchaser:	Magnum Hunter Resources Corporation
777 Post Oak Blvd.
Suite 910
Houston, TX 77056

Attention:	Mr. Paul M. Johnston, Senior Vice President and General Counsel
Telephone:	(832) 369-6986
Telecopy:	(832) 369-6992

with a copy to (which shall not constitute notice):
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, TX 75201

Attention:	Mr. David E. Morrison
Mr. Mark R. Wasem
Telephone:	(214) 855-8000
Telecopy:	(214) 855-8200
Any Party may change its address for notice by notice to the other Parties in the manner set forth above.
     Section 13.3 Expenses. Except as otherwise provided in Article 10, all expenses incurred by any Party or its subsidiaries or Affiliates in connection with the preparation or execution of this Agreement, and the Exhibits and Schedules hereto, including all fees and expenses of counsel, accountants and financial advisers employed by such Person, shall be borne solely and entirely by such Person; provided, that Purchaser shall pay recordation, filing and similar fees related to the transfer of Assets.
     Section 13.4 Records.
          (a) Subject to Section 13.4(b), as soon as reasonably practicable after the applicable Closing Date, each Seller shall deliver or cause to be delivered to Purchaser any Records in respect of Assets transferred to Purchaser at such Closing that are in the possession of the Seller or its Affiliates; provided, however, that the Seller shall not be required to deliver or cause to be delivered to Purchaser any Records with respect to federal income Taxes.
          (b) Sellers may retain the originals of those Records relating to Tax and accounting matters and shall provide Purchaser, at its request, with copies of such Records that pertain to non-federal income Tax matters solely related to the Assets. Sellers may retain copies of any other Records.
          (c) Purchaser, for a period of seven years following the applicable Closing Date, (and subject to Purchaser’s additional obligations under Article 10) shall:

          (i) retain the Records; and
          (ii) provide each Seller, its Affiliates, and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at the Seller’s expense;
for review and copying at the Seller’s expense and to Purchaser’s personnel for the purpose of discussing any such matter or claim.
     Section 13.5 Name Change. As promptly as practicable, but in any case within 120 days following the applicable Closing Date, Purchaser shall eliminate the use of the names “PetroEdge Resources Partners, LLC,” “PetroEdge Resources (WV) LLC,” “Quest Resource Corporation,” “Quest Energy Partners, L.P.,” “Quest Eastern Resource LLC,” “Quest Cherokee LLC,” “PostRock MidContinent Production, LLC” and variants thereof from the PMP Wells and Equipment and QER Wells and Equipment transferred on such Closing Date, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates. Purchaser shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name, and any resulting notification or approval requirements.
     Section 13.6 Governing Law and Venue. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware (except that, with respect to issues relating to title to real property located in West Virginia, the Laws of the State of West Virginia shall govern), without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in Oklahoma City, Oklahoma (or, if jurisdiction is not available in the United States federal courts located in Oklahoma City, Oklahoma, to personal jurisdiction in any action brought in the state courts located in Oklahoma City, Oklahoma) with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with the determination of a Title Defect Amount or Title Benefit Amount pursuant to Section 3.5(j) is referred to an expert pursuant to those Sections) may be instituted in the United States District Court for the Western District of Oklahoma (or, if jurisdiction is not available in the United States District Court for the Western District of Oklahoma, then exclusively in the state courts located in Oklahoma City, Oklahoma). The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.
     Section 13.7 Dispute Resolution. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

     Section 13.8 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     Section 13.9 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 13.10 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
     Section 13.11 Entire Agreement. The Confidentiality Agreement, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
     Section 13.12 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Sellers and Purchaser and expressly identified as an amendment or modification.
     Section 13.13 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 7.4 and Section 12.3(f).
     Section 13.14 Schedules and Exhibits. The information and disclosures contained in any Schedule or Exhibit shall be deemed to be disclosed and incorporated by reference in any Schedule and as an exception to any representation, warranty or covenant to which its applicability is reasonably apparent on its face. The duplication or cross-referencing of any disclosures made in the Schedules or Exhibits shall not, in any instance or in the aggregate, affect a waiver of the foregoing statement. Headings have been provided for the sections of this Agreement, the Schedules and Exhibits for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 13.15 References. In this Agreement:
          (a) references to any gender includes a reference to all other genders;
          (b) references to the singular includes the plural, and vice versa;

          (c) reference to any Article or Section means an Article or Section of this Agreement;
          (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
          (e) unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;
          (f) unless expressly provided to the contrary, reference to a given agreement, contract or other instrument shall be a reference to that agreement, contract or instrument as modified, amended, supplemented or restated from time to time;
          (g) unless expressly provided to the contrary, the word “or” is not exclusive;
          (h) references to “$” or “dollars” means United States dollars; and
          (i) “include” and “including” shall mean include or including without limiting the generality of the description preceding such term.
     Section 13.16 Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to the value, operation and suitability of the Assets. Sellers and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.
     Section 13.17 Environmental Acknowledgement. Purchaser acknowledges that naturally occurring radioactive material (“NORM”), asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, and produced waters and Hydrocarbons may be present in or on the Assets in quantities typical for oilfield or gas operations in the areas in which the Assets are located, and the presence of such materials in typical quantities shall not in and of itself constitute a breach of QER’s representation made in Section 4.7 or PMP’s representation made in Section 5.7, provided that such materials listed in this paragraph have been used and managed by each Seller in compliance in all material respects with all applicable Environmental Laws.
     Section 13.18 Limitation on Damages. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO MAKE CLAIMS, INCLUDE IN CALCULATION, SUE FOR OR COLLECT FROM THE OTHER PARTY ITS OWN PUNITIVE DAMAGES, OR ITS OWN CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY EXPRESSLY

WAIVES FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY FOR ITS OWN SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 13.19 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

QUEST EASTERN RESOURCE LLC
By:	PostRock Energy Services Corporation
its sole member

By:	/s/ David C. Lawler
	Name:	David C. Lawler
	Title:	CEO and President

POSTROCK MIDCONTINENT PRODUCTION, LLC
By:	PostRock Energy Services Corporation
its sole member

By:	/s/ David C. Lawler
	Name:	David C. Lawler
	Title:	CEO and President

TRIAD HUNTER, LLC
By:	Magnum Hunter Resources Corporation
its sole member

By:	/s/ Ronald D. Ormand
	Name:	Ronald D. Ormand
	Title:	Executive Vice President and Chief Financial Officer

MAGNUM HUNTER RESOURCES CORPORATION
By:	/s/ Ronald D. Ormand
	Name:	Ronald D. Ormand
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to the Purchase and Sale Agreement